Exhibit 2.1

ASSET AND EQUITY PURCHASE AGREEMENT

DATED AS OF

JUNE 24, 2014

BY AND AMONG

AMPLITUDE LASER, INC.,

AMPLITUDE TECHNOLOGIES, S.A.,

EXCEL TECHNOLOGY, INC.,

CONTINUUM ELECTRO-OPTICS, INC.,

GSI GROUP EUROPE GMBH,

GSI GROUP FRANCE S.A.S.,

GSI GROUP JAPAN CORPORATION

AND

GSI GROUP INC.

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

TABLE OF SCHEDULES AND EXHIBITS

Disclosure Schedule

Schedule of Assumed Germany Liabilities

Schedule of Assumed Japan Liabilities

Schedule of Permitted Liens

Schedule of Purchased Germany Assets

Schedule of Purchased Japan Assets

Schedule of Accounting Principles

Schedule of Seller Business Employees

Schedule of Shared Services Employees

Schedule 2.10(b)(viii) – Closing Consents

Exhibit A - Germany Transfer and Assumption Agreement

i

ASSET AND EQUITY PURCHASE AGREEMENT

This ASSET AND EQUITY PURCHASE AGREEMENT (this “Agreement”) is made as of June 24, 2014 by and among: (i) Amplitude Laser, Inc., a corporation organized under the Laws of the State of Delaware, United States of America (“U.S. Purchaser”), for itself and in its capacity as agent for France Purchaser (as defined below) (in such capacity, “Purchaser Representative”); (ii) Amplitude Technologies, S.A., a corporation organized under the Laws of France (“France Purchaser)]; (iii) Excel Technology, Inc., a corporation incorporated under the Laws of the State of Delaware, United States of America (“Excel”); (iv) Continuum Electro-Optics, Inc., a corporation incorporated under the Laws of the State of Delaware, United States of America (“Continuum”); (v) GSI Group Europe GmbH, a Gesellschaft mit beschränkter Haftung organized under the Laws of the Federal Republic of Germany (“GSI Germany”); (vi) GSI Group France S.A.S., a société par actions simplifiée organized under the Laws of the Republic of France (“GSI France” and, together with Continuum, the “Purchased Companies”); (vii) GSI Group Japan Corporation, a corporation organized under the Laws of Japan (“GSI Japan”; GSI Germany, and GSI Japan are referred to herein individually as an “Asset Seller” and collectively as “Asset Sellers”); and (viii) GSI Group Inc., a corporation organized under the Laws of New Brunswick, Canada, solely (A) for the purposes of Section 13.4, Article XIV and the definitional provisions set forth herein (in such capacity, “Guarantor”) and (B) in its capacity as agent for each of the Persons described in clauses (iii) through (viii) of this Preamble (in such capacity, “Seller Representative”). Capitalized terms used but not otherwise defined in this Agreement have the meanings ascribed to such terms in Article I.

WHEREAS, (i) Excel owns all of the issued and outstanding Continuum Stock, and (ii) GSI Germany owns all of the issued and outstanding GSI France Stock;

WHEREAS, Purchased Companies and Asset Sellers are engaged in the business of designing, researching, developing, manufacturing, selling, distributing, installing, maintaining and servicing (i) flashlamp-pumped low energy and high-energy lasers sold under the name Continuum, including custom liquid cooled high energy disc lasers, high energy parametric amplifiers pump lasers, Petawatt pump lasers; (ii) pulsed dye lasers; (iii) pulsed optical parametric oscillators and optical parametric amplifiers; (iv) diode-pumped solid-state lasers; and (v) ultra-fast amplifiers sold under the name Quantronix (with the exception of the Quantronix Q-Mark, Harrier and Osprey product lines, which are now owned by Han’s Laser Technology Co., Ltd.) for global scientific, research, medical and industrial applications (such business, as conducted by Purchased Companies and Asset Sellers as of the date hereof, the “Business”); and

WHEREAS, on the terms and subject to the conditions herein contained: (i) U.S. Purchaser desires to purchase from Excel, and Excel desires to sell to U.S. Purchaser, the Continuum Stock; (ii) France Purchaser desires to purchase from GSI Germany, and GSI Germany desires to sell to France Purchaser, the GSI France Stock; (iii) France Purchaser and U.S. Purchaser desire to purchase through Germany Purchaser, and GSI Germany wishes to sell, transfer, assign and deliver to Germany Purchaser, the Purchased Germany Assets, and France Purchaser and U.S. Purchaser desire to assume through Germany Purchaser, and GSI Germany desires to assign and transfer, the Assumed Germany Liabilities; and (iv) GSI Japan desires to sell, transfer, assign and deliver to Japan Purchaser, and France Purchaser and U.S. Purchaser wish to purchase through Japan Purchaser, the Purchased Japan Assets, and France Purchaser and U.S. Purchaser desire to assume through Japan Purchaser, and GSI Japan desires to assign and transfer, the Assumed Japan Liabilities.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1 Defined Terms. The following terms, as used herein, have the following meanings:

“Accounting Principles” means Guarantor’s accounting methods, treatments, principles and procedures used in the preparation of the Financial Statements and consistent with the methodology set forth in the Schedule of Accounting Principles and, with respect to accounting method, treatments, principles and procedures not addressed by the foregoing, consistent with past practices of Guarantor.

“Acquisition Proposal” means any offer, proposal, indication of interest, commitment or agreement with respect to (a) the acquisition of all or any material portion of (i) the Continuum Stock, (ii) the GSI France Stock, (iii) the assets of Continuum or GSI France, or (iv) the Purchased Assets, in each case of clauses (i) through (iv) above, regardless of the form or structure of such transaction, or (b) any merger, consolidation, recapitalization, reorganization, business combination or similar transaction involving any Purchased Company or Seller.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly Controls, is Controlled by, or is under common Control with such Person.

“Aggregate Limit” is defined in Section 13.4(b).

“Agreement” is defined in the Preamble.

“Arbitrating Accountant” is defined in Section 2.9(a).

“Asset Seller” and “Asset Sellers” are defined in the Preamble.

“Assumed Germany Liabilities” means those Liabilities of GSI Germany accruing or arising out of, resulting from or relating to the Business or the ownership or use of the Purchased Germany Assets set forth on the Schedule of Assumed Germany Liabilities, including any objection by a Transferring Employee to the transfer of his or her employment relationship to Germany Purchaser (including all Liabilities for salary, social security, redundancy payments, including pension payments attributable to periods after Closing).

“Assumed Japan Liabilities” means those Liabilities of GSI Japan accruing or arising out of, resulting from or relating to the Business or the ownership or use of the Purchased Japan Assets set forth on the Schedule of Assumed Japan Liabilities.

“Assumed Liabilities” means, collectively, the Assumed Germany Liabilities and the Assumed Japan Liabilities.

“Benefit Plan” is defined in Section 3.18.

“Business” is defined in the Recitals.

“Business Day” means a day on which banks are open for business in Boston, Massachusetts, the Republic of France, Frankfurt/Main, Germany, and Japan but does not include any day that is a Saturday, Sunday or a statutory holiday in the Commonwealth of Massachusetts, the Republic of France, Frankfurt/Main, Germany, or Japan.

“Business Employees” is defined in Section 6.3(a).

“Cash and Cash Equivalents” means an aggregate amount equal to (a) all cash on hand in the bank and lock box accounts that are owned and controlled solely by the Purchased Companies (including cash resulting from deposits in transit as of the Determination Time, whether or not such checks clear on or after the Closing Date), net of all “cut” but un-cashed checks outstanding as of the Determination Time, of Purchased Companies, plus (b) the fair market value as of the Determination Time of all marketable securities owned and held solely by Purchased Companies, in each case, determined in accordance with the Accounting Principles.

“CERCLA” means the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Chosen Courts” is defined in Section 14.15.

“Claim Notice” is defined in Section 9.6.

“Closing” is defined in Section 2.6(a).

“Closing Balance Sheet” is defined in Section 2.8.

“Closing Consent” is defined in Section 5.3.

“Closing Date” is defined in Section 2.6(a).

“Closing Estimate Payment” is defined in Section 2.6(b).

“Closing Statement” is defined in Section 2.8.

“CNRS Contract” means the 2X200 J laser contract with CNRS France for the Apollon ILE Project, with respect to the initial 2X200 J laser (but excluding any subsequent 2X200 J lasers), including all binding oral and written agreements and instruments related to all phases of Continuum’s (and any Seller’s or any of its Affiliates’) participation in the construction of lasers for CNRS France in connection with the Apollon ILE Project, including any and all general or special administrative terms, functional programs, technical proposals, technical tenders and undertaking documents, all as in effect as of immediately prior to the Closing.

“CNRS France” means the contracting authority of the Institut de la Lumiere Extreme research program funded by a State-Regional Council Project Agreement to provide for the Apollon-10P laser power amplifiers of the Laboratoire Pour L’Utilisation des Lasers Intenses.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” is defined in the Preamble.

“Confidentiality Agreement” is defined in Section 6.1.

“Continuum” is defined in the Preamble.

“Continuum Stock” means all of the issued and outstanding shares of common stock, par value $0.001 per share, of Continuum, which constitute all of the issued and outstanding capital stock of Continuum.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities, by contract or otherwise.

“Court of Chancery” is defined in Section 14.15.

“Damages” is defined in Section 9.2.

“Deductible” is defined in Section 9.4(a).

“Delaware Federal Court” is defined in Section 14.15.

“Determination Time” means 11:59 p.m., Eastern Time, on the day immediately preceding the Closing Date.

“Disclosure Schedule” is defined in Section 13.3.

“Dispute” is defined in Section 2.9(a).

“Dispute Notice” is defined in Section 2.9(a).

“Dispute Period” is defined in Section 2.9(a).

“Dispute Response” is defined in Section 2.9(a).

“Escrow Account” means the account established by the Escrow Agent to hold the Escrow Amount and any earning thereon pursuant to the Escrow Agreement.

“Escrow Agent” is defined in Section 2.6(d).

“Escrow Agreement” means the Escrow Agreement, in form reasonably acceptable to Seller Representative and Purchaser Representative, to be entered into prior to the Closing Date, by and among Seller Representative, Purchaser Representative and the Escrow Agent.

“Escrow Amount” is defined in Section 2.6(d).

“Enforceability Exceptions” is defined in Section 3.3.

“Environmental Laws” means Laws, Orders and the common law that in each case pertain to environmental matters or contamination of any type whatsoever.

“Environmental Permits” means all Permits issued pursuant to Environmental Laws.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“Excel” is defined in the Preamble.

“Excess Amount” is defined in Section 2.7(b).

“Excluded Assets” means all assets and properties of Asset Sellers other than the Purchased Assets.

“Excluded Germany Liabilities” means all Liabilities of GSI Germany other than the Assumed Germany Liabilities.

“Excluded Japan Liabilities” means all Liabilities of GSI Japan other than the Assumed Japan Liabilities.

“Excluded Liabilities” means, collectively, the Excluded Germany Liabilities and the Excluded Japan Liabilities.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.

“Final Determination” means (a) a final, non-appealable determination by a court of competent jurisdiction, (b) a final, binding and non-appealable ruling by an arbitrator or other Person with similar authority, or (c) a negotiated settlement agreement between (i) Seller Representative and (ii)(A) Purchaser Representative or (B) in the case of a claim solely to the extent involving a Purchaser Indemnitee other than any Purchaser or Purchased Company (other than any such Person who is a Seller), such other applicable Purchaser Indemnitee.

“Financial Statements” is defined in Section 3.6.

“FIRPTA” is defined in Section 2.10(b)(xii).

“Foreign Benefit Plan” is defined in Section 3.18.

“Forward-Looking Statements” is defined in Section 13.1.

“France Purchaser” is defined in the Preamble.

“Fundamental Representations” means, collectively, the representations and warranties set forth in Section 3.1 (Organization, Existence and Good Standing), Section 3.2 (Power and

Authority, Authorization and Execution), Section 3.3 (Enforceability), Section 3.5 (Capitalization; Subsidiaries), Section 3.9 (Taxes), Section 3.27 (Brokers), Section 4.1 (Organization, Existence and Good Standing), Section 4.2 (Power and Authority), Section 4.3 (Enforceability) and Section 4.5 (Brokers).

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time.

“General Survival Date” is defined in Section 9.1.

“Germany Closing Date” means the date of the closing of the transactions contemplated by the Germany Transfer and Assumption Agreement.

“Germany Transfer and Assumption Agreement” is defined in Section 2.4.

“Germany Purchaser” means the company to be set up by France Purchaser or U.S. Purchaser in order to acquire the Purchased Germany Assets.

“Governing Documents” means the agreements and instruments by which any Person (other than an individual) establishes its legal existence or governs its internal affairs. For example, (a) the Governing Documents of a corporation include its certificate of incorporation and by-laws, (b) the Governing Documents of a limited partnership include its certificate of limited partnership and its limited partnership agreement, (c) the Governing Documents of a limited liability company include its certificate of formation and its limited liability company operating agreement, and (d) in each case of clauses (a) through (c) above, other similar organizational documents.

“Governmental Authority” means any nation, any state, any province or any municipal or other political subdivision thereof, and any agency, commission, department, board, bureau, official, minister, arbitrator, tribunal or court, whether national, state, provincial, local, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of a nation, state, province or any municipal or other political subdivision thereof.

“GSI France” is defined in the Preamble.

“GSI France Stock” means all of the issued and outstanding equity interest in GSI France.

“GSI Germany” is defined in the Preamble.

“GSI Group Corporation” means GSI Group Corporation, a Michigan corporation.

“GSI Japan” is defined in the Preamble.

“GSI Marks” means any name or Mark that includes the term “GSI,” “GSI Group” and all derivations of and Marks similar thereto.

“Guaranteed Obligations” is defined in Section 13.4(a).

“Guarantor” is defined in the Preamble.

“Incidental Inbound License” means any contract entered into by any of the Purchased Companies or Asset Sellers in the Ordinary Course of Business in which the only license to, or right to use Intellectual Property Rights of third parties granted to any of the Purchased Companies or Asset Sellers in such contract is a license or right to use such third-party Intellectual Property Rights that is merely incidental to the transaction contemplated in such contract, the commercial purpose of which is something other than such license or right to use, such as a sales or marketing contract that includes an incidental license to use the third party’s Intellectual Property Rights in advertising and selling the third party’s products or otherwise performing under such contract or the licensing of software or technology in connection with the purchase or lease of a photocopier or mobile phone.

“Incidental Outbound License” means any contract entered into by any of the Purchased Companies or Asset Sellers in the Ordinary Course of Business in which the only license to, or right to use Intellectual Property in such contract is a license or right to use such Intellectual Property that is merely incidental to the transaction contemplated in such contract, the commercial purpose of which is the sale or servicing of goods that includes an incidental license to use Intellectual Property in connection with the use of the goods or receipt of the services or otherwise performing under such contract.

“Indebtedness” means, with respect to Purchased Companies and Asset Sellers (in the case of Asset Sellers, solely to the extent included in the Assumed Liabilities), without duplication, (a) the aggregate principal amount of, and accrued interest with respect to, all indebtedness for borrowed money (excluding any capitalized leases) of such Persons, (b) indebtedness of such Persons evidenced by any note, bond, debenture, mortgage, indenture or other debt instrument or debt security (including any seller notes, deferred purchase price obligations or earn-out obligations issued or entered into in connection with any acquisition of a business undertaken by such Persons), (c) all obligations under leases which are recorded in accordance with GAAP as capital leases (excluding all real property leases) in respect of which such Person is liable as lessee, (d) any liability of such Person in respect of banker’s acceptances or letters of credit (but, in each case, only to the extent and in the amount drawn), (e) any liability under interest rate swap, hedging or similar agreements, (f) all direct or indirect guarantees by such Persons with respect to any Indebtedness described above, and (g) all interest, fees, prepayment premiums and other expenses owed with respect to the Indebtedness described above. For the avoidance of doubt, the Leasehold Improvements will not constitute Indebtedness hereunder.

“Indemnified Party” means, with respect to a particular matter, a Person who is entitled to indemnification from a party pursuant to Article IX.

“Indemnifying Party” means, with respect to a particular matter, a party who is required to provide indemnification to another Person under Article IX.

“Intellectual Property” means the Intellectual Property Rights owned by the Purchased Companies or Asset Sellers (in the case of Asset Sellers, limited solely to the Intellectual Property Rights included in the Purchased Assets) and the Intellectual Property Licenses.

“Intellectual Property Licenses” means all agreements between any Purchased Company or Asset Seller (in the case of any Asset Seller, limited solely to agreements included in the Purchased Assets), on the one hand, and any other Person, on the other hand, granting any right to use or practice any rights under any of the Intellectual Property Rights owned either by such Purchased Company or Asset Seller, on the one hand, or by any other Person, on the other hand, including licenses and leases of Software (including “shrink-wrap” and similar generally-available licenses).

“Intellectual Property Rights” means (a) all patents, inventions, trade secrets, utility, models and industrial design registrations and applications (including any improvements thereto and letters patent, continuations, divisionals, continuations-in-part, provisionals, renewals, reissues, re-examinations and applications for any of the foregoing); (b) all Marks; (c) all copyrights and copyrightable subject matter (including any registration and applications for any of the foregoing); (d) all master work rights and trade secrets and other confidential information (including confidential ideas, research and development, know how, methods, formulas, algorithms, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, models, pricing and cost information, and business and marketing plans and proposals); (e) all database rights; (f) all Software; and (g) all other intellectual property rights having equivalent or similar effect to any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Japan Purchaser” means the company to be set up by France Purchaser or U.S. Purchaser in order to acquire the Purchased Japan Assets.

“Law” or “Laws” means any applicable law, statute, ordinance, regulation, rule, code, treaty or other requirement having the force of law of any Governmental Authority.

“Leasehold Improvements” means those certain leasehold improvements made by Continuum in connection with the Legacy Lease, in an aggregate amount equal to $820,000.

“Legacy Lease” means that certain Lease Agreement, dated as of November 22, 2013, by and among Legacy Partners I San Jose, LLC, a Delaware limited liability company, Continuum and GSI Group Corporation.

“Liability” means any liability, debt, obligation, Tax, penalty, fine or other loss, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due.

“Liens” means all options, proxies, voting trusts, voting agreements, judgments, pledges, charges, rights of first refusal or first offer, preemptive rights, restrictive covenants, liens (statutory or otherwise), claims, mortgages, security interests, indentures, equities and other encumbrances of every kind and nature whatsoever, including any arrangements or obligations to create any such encumbrance, whether arising by agreement, operation of Law or otherwise.

“Marks” means trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names, all registrations, applications and renewals for any the foregoing, together with all goodwill associated with any of the foregoing.

“Material Adverse Effect” means any event, effect, circumstance, change, occurrence, fact or development that, individually or in the aggregate with other events, effects, circumstances, changes, occurrences, facts or developments, is materially adverse to the business, assets, liabilities, operations, results of operations or financial condition of the Business or the Purchased Companies or the consummation of the transactions contemplated by this Agreement, in each case taken as a whole; provided, however, that the foregoing will not include: any event, effect, circumstance, change, occurrence, fact or development resulting from or relating to (i) changes in general business or economic conditions, (ii) national or international political or social conditions, including the engagement by the United States of America in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States of America or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America, (iii) financial, banking or securities markets, including any disruption thereof and any decline in the price of any security or any market index, (iv) changes in GAAP, (v) changes in Law, (vi) the negotiation, execution or delivery of this Agreement or any of the other Transaction Documents, or the announcement, pendency or consummation of any of the transactions contemplated hereby or thereby, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, (vii) the identity or business plans of any Purchaser or any of its Affiliates, (viii) the taking of any action contemplated by this Agreement or any of the other Transaction Documents, or (ix) any adverse event, effect, circumstance, change, occurrence, fact or development regarding the business, operations or financial condition of the Business that is, in all material respects, cured or otherwise mitigated before the earlier to occur of (A) the Closing or (B) the date on which this Agreement is terminated pursuant to Article XI, and in the case of the matters described in clauses (i), (iii), (iv) and (v) above, except to the extent the Business or Purchased Companies taken as a whole are adversely affected thereby in a materially disproportionate manner.

“Material Contract” is defined in Section 3.11.

“Material Consent” is defined in Section 5.2.

“Material Leased Real Property” is defined in Section 3.15(b).

“Material Leases” is defined in Section 3.15(b).

“Materials of Environmental Concern” means any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substance as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and any toxic substance, oil or hazardous material or other chemical or substance regulated as hazardous or toxic under any Environmental Laws.

“Multiemployer Plan” means any multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

“National Energetics” means National Energetics, Inc.

“National Energetics SOW” means that certain Statement of Work For the ILE 2X200 J Laser Contract, dated June 12, 2012, by and between National Energetics, Inc. and Continuum, as in effect as of immediately prior to the Closing.

“Notification Letter” is defined in Section 7.5.

“Order” means any applicable order, judgment, determination, ruling, requirement, notice, directive, writ, injunction, award or decree of any Governmental Authority, arbitrator or mediator and any stipulation, settlement agreement, conciliation agreement or compliance agreement made or entered into in connection with any Proceeding.

“Ordinary Course of Business” means the ordinary course of business consistent with the past custom and practice of the applicable Person in the operation of its business.

“Other Benefit Plan” means any bonus, deferred compensation, equity purchase, equity option, equity appreciation rights, phantom equity rights, severance, salary continuation, vacation, sick leave, fringe benefit, incentive, insurance, welfare or similar plan or arrangement other than a Pension Plan, Multiemployer Plan or Welfare Plan.

“Payoff Letters” is defined in Section 2.10(b)(vii).

“PBGC” means the United States Pension Benefit Guaranty Corporation.

“PC” is defined in Section 14.18.

“Pension Plan” means any employee pension benefit plan as defined in Section 3(2) of ERISA, other than a Multiemployer Plan.

“Permits” means all licenses, permits, registrations, franchises, concessions, exemptions, approvals and other covenants or authorizations of any Governmental Authority or required under any Law.

“Permitted Liens” means, collectively: (a) Liens set forth in Schedule of Permitted Liens; (b) Liens for Taxes, assessments and other governmental charges that are not yet due and payable or that may thereafter be paid without penalty; (c) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties; (d) easements, covenants, conditions, and restrictions of record; (e) easements, covenants, conditions and restrictions not of record as to which no material violation or encroachment exists and which do not render title unmarketable and do not materially impair the value, continued use or operation of the assets to which they relate in the conduct of the Business or the Purchased Companies, in each case, as conducted as of the date hereof; (f) zoning or other governmentally established restrictions or encumbrances; (g) pledges or deposits to secure obligations under workers or unemployment compensation Laws or similar Laws or to secure public or statutory obligations; (h) mechanic’s, materialman’s, supplier’s, vendor’s or similar Liens arising or incurred in the ordinary course of business securing amounts which are not yet due and payable; (i) other minor imperfections of title, licenses, or encumbrances, if any, that do not materially impair the value and continued use and operation of the assets to which they relate in the conduct of the Business and the Purchased Companies, in each case, as conducted as of the date hereof; (j) in respect of the Continuum Stock and the GSI France Stock, any restrictions on transferability imposed pursuant to securities Laws; and (k) any Incidental Outbound License issued by the Purchased Companies or Asset Sellers in the Ordinary Course of Business; and (l) any restrictions or covenants associated with any Incidental Inbound License obtained by the Purchased Companies or Asset Sellers in the Ordinary Course of Business.

“Person” means any natural individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, unincorporated entity, trust or other entity, whether or not a legal entity, or any Governmental Authority.

“Pre-Closing Period” is defined in Section 5.1.

“Pre-Closing Tax Period” means any Tax period that ends on or prior to the Closing Date.

“Proceeding” means any litigation, arbitration, mediation, action, petition, lawsuit (in contract or otherwise), proceeding, notice of violation or liability, complaint, charge, claim, demand, hearing, audit, inquiry, investigation or like matter before or by any Governmental Authority, whether administrative, judicial or arbitration in nature, whether civil or criminal and whether in law or in equity.

“Purchase Price” is defined in Section 2.5.

“Purchased Assets” means, collectively, the Purchased Germany Assets and the Purchased Japan Assets.

“Purchased Companies” is defined in the Preamble.

“Purchased Germany Assets” means all right, title and interest in and to all of those assets and properties owned or leased by GSI Germany as of the Closing that are set forth on the Schedule of Purchased Germany Assets. Notwithstanding the foregoing, in no event will the Purchased Germany Assets include any Excluded Asset.

“Purchased Interests” means, collectively, the Continuum Stock and the GSI France Stock.

“Purchased Japan Assets” means all right, title and interest in and to all of those assets and properties owned or leased by GSI Japan as of the Closing that are set forth on the Schedule of Purchased Japan Assets. Notwithstanding the foregoing, in no event will the Purchased Japan Assets include any Excluded Asset.

“Purchaser Indemnitees” is defined in Section 9.2.

“Purchaser Representative” is defined in the Preamble.

“Purchasers” means, collectively, U.S. Purchaser and France Purchaser.

“Purchaser Plans” is defined in Section 6.3(b).

“Refund Obligation” is defined in Section 9.4(c).

“Related Party” means any of the directors, managers and officers of any Asset Seller, Purchased Company or any of their respective Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, or dumping of any Material of Environmental Concern in, into onto or through the environment (including ambient air, surface water, ground water, soils, land surface or subsurface strata).

“Restricted Asset” is defined in Section 7.3(c).

“Request” is defined in Section 7.3(d).

“Requesting Authority” is defined in Section 7.3(d).

“Securities Act” is defined in Section 4.6.

“Seller Representative” is defined in the Preamble.

“Sellers” means, collectively, Excel and Asset Sellers.

“Sellers’ Knowledge” means the actual knowledge, without independent inquiry or investigation (and will in no event encompass constructive, imputed or similar concepts of knowledge) of the following officers and employees of Sellers: Laurence Cramer, Frank Romero, Marc Antoine Henroz, Maribeth Callanan and Katia Bejan.

“Shortfall Amount” is defined in Section 2.7(c).

“Software” means all computer programs (including any and all software implementation of algorithms, models and methodologies whether in source code or object code), databases and computations (including any data and collections of data), documentation (including user manuals and training materials) relating to any of the foregoing and the content and information contained in any web sites.

“Straddle Period” means any Tax period that begins before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar equity interests thereof is at the time held or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons hold a majority equity interest in such a business entity (other than a corporation) if such Person or Persons will be allocated a majority of such business entity’s gains or losses or will be or Control any board of directors, managing director or general partner of such business entity (other than a corporation) or, in the case of each of clauses (a) and (b) above, has the power to elect or direct the election of a majority of the members of the governing body of such entity. The term “Subsidiary” will include all Subsidiaries of such Subsidiary.

“Tax Benefits” means all federal, state, local and foreign income Tax losses, deductions, expenses or similar items incurred or deductible by any Purchased Company on or before the Closing Date as a result of, in connection with or in anticipation of the transactions contemplated by this Agreement, including losses, deductions, expenses related to: (a) the vesting or exercise of, or payments with respect to, any equity-based compensation arrangements; (b) the payment of any change in control or stay bonuses, or similar compensatory amounts, to employees or other service providers to any Purchased Company; (c) the acceleration of deferred financing fees related to the repayment of Indebtedness; and (d) the payment of any fees or other expenses associated with the transactions contemplated by this Agreement or any of the other Transaction Documents that are not required to be capitalized (including Transaction Expenses).

“Tax Returns” means, collectively, all returns, declarations, reports, statements and other documents filed or required to be filed by any Asset Seller or either Purchased Company in respect of any Taxes, including any amendments thereto.

“Tax” or “Taxes” means, collectively, all federal, state, local, foreign and other income, corporation, capital gains, excise, gross receipts, ad valorem, sales, goods and services, harmonized sales, use, employment, franchise, profits, gains, property, transfer, payroll, social security contributions, intangibles and other taxes, fees, stamp taxes, duties, charges, levies or assessments in the nature of taxes of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto.

“Third-Party Claim” means any Proceeding that is asserted or overtly threatened by a Person other than the parties, their successors and permitted assigns, against any Indemnified Party or to which any Indemnified Party is subject.

“Third-Party Consent” is defined in Section 3.4.

“Transaction Documents” means this Agreement and all the other agreements, certificates, instruments and other documents to be executed or delivered by one or more of the parties in connection with the transactions contemplated by this Agreement.

“Transaction Expenses” means, without duplication, all third-party fees and expenses incurred by any Seller or Purchased Company in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby or any offering or marketing materials and the consummation of the Closing or any of the other transactions contemplated by this Agreement, including all attorneys’, accountants’, consultants’, professionals’, investment bankers’, brokers’ and other advisors’ fees and expenses payable by any Seller or Purchased Company that have not been paid in full in cash as of immediately prior to the Closing.

“Transaction Invoices” is defined in Section 2.10(b)(x).

“Transfer Taxes” is defined in Section 10.6.

“Transferring Employees” is defined in Section 3.19(a).

“U.S. Purchaser” is defined in the Preamble.

“VAT” is defined in Section 10.10.

“Voluntary Action” means any of the following actions if taken before the time that Purchaser, any Purchased Company, or any of their Affiliates provides notice to Seller Representative that a Requesting Authority has made a Request (a) notification, request, solicitation, disclosure, report or other communication to any Governmental Authority or other Person or (b) other action that would encourage, accelerate or otherwise result in any claim being made, investigation by or other regulatory action being taken by any Governmental Authority or other Person, in each case, that is not required by any applicable Law or Permit or that is not otherwise expressly requested, directed or required by any Governmental Authority; provided, however, that a response to an unsolicited Request shall not be deemed a Voluntary Action.

“Welfare Plan” means any employee welfare benefit plan as defined in Section 3(1) of ERISA, other than a Multiemployer Plan.

“Working Capital” means (a) the assets of Purchased Companies and Asset Sellers (in the case of any Asset Seller, solely to the extent such assets are included in the Purchased Assets), taken as a whole, that are treated as current assets in accordance with the Accounting Principles (exclusive of (i) Cash and Cash Equivalents and (ii) any current assets associated with Leasehold Improvements), minus (b) the Liabilities of Purchased Companies and Asset Sellers (in the case of any Asset Seller, solely to the extent such Liabilities are included in the Assumed Liabilities), taken as a whole, that are treated as current liabilities in accordance with the Accounting Principles (exclusive of (i) any current liabilities associated with Leasehold Improvements, straight-line rent accrual and tenant allowance under the Legacy Lease, (ii) Indebtedness and (iii) Transaction Expenses to the extent included in the calculation of the Purchase Price, whether or not such liabilities for Indebtedness and Transaction Expenses are categorized as current liabilities in accordance with the Accounting Principles), all as determined pursuant to Section 2.8.

Section 1.2 Rules of Construction. Any reference in this Agreement to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated thereunder, as in effect at the relevant time. Any reference in this Agreement to any United States federal or state action, remedy, method of judicial Proceeding, legal document, legal status, court, official or any legal concept or thing will, in respect of any jurisdiction other than a federal or state jurisdiction of the United States, be deemed to include what is most nearly approximate under the Laws of such other jurisdiction. Any reference to a contract, instrument or other document as of a given date means the contract, instrument or other document as amended, supplemented and modified from time to time through such date. All article, section, paragraph, annex, exhibit and schedule references are to the articles, sections, paragraphs, annexes, exhibits and schedules of this Agreement unless otherwise specified. All references herein to “dollars” or “$” are to United States dollars. All references herein to any period of days will mean the relevant number of calendar days unless otherwise specified. All references herein to a “party” or “parties” are to a party or parties to this Agreement unless otherwise specified. Words in the singular will be held to include the plural and vice versa. Words of one gender will be held to include the other genders as the context requires. The terms “hereof,” “herein,” “hereunder,” “hereto” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The word “or” will not be exclusive. The parties acknowledge and agree that each has negotiated and reviewed the terms of this Agreement, assisted by such legal and Tax counsel as they desired, and has contributed to its revisions. The parties further agree that the rule of construction that any ambiguities are resolved against the drafting party will be subordinated to the principle that the terms and provisions of this Agreement will be construed fairly as to all parties and not in favor of or against any party.

Section 1.3 Foreign Exchange Conversion. If any amount to be paid, transferred, allocated, indemnified, reimbursed or calculated pursuant to, or in accordance with, the terms of this Agreement or any other Transaction Document (including the calculation, payment or reimbursement of Damages pursuant to Article IX) is originally stated or expressed in a currency other than United States dollars, then, for the purpose of determining the amount to be so paid, transferred, allocated, indemnified, reimbursed or calculated, such amount will be converted into United States dollars at the exchange rate between those two (2) currencies most recently quoted in The Wall Street Journal in New York, New York, United States of America, as of the Business Day immediately prior to (or, if no such quote exists on such Business Day, on the closest Business Day prior to) the day on which the party required to make such payment, transfer, indemnification, reimbursement or calculation first becomes obligated to do so hereunder (or, in the case of Article IX, would have first become obligated to do so but for the operation of Section 9.3); provided, however, that nothing in this Section 1.3 will be deemed to require any party to make any foreign currency conversion or other similar calculation that violates or conflicts with, or otherwise causes a party to violate, Law or GAAP.

ARTICLE II

PURCHASE AND SALE; CLOSING

Section 2.1 Purchase and Sale of the Continuum Stock and the GSI France Stock. On the terms and subject to the conditions contained in this Agreement, at the Closing, (a) Excel will sell, transfer, convey, assign and deliver to U.S. Purchaser, and U.S. Purchaser will purchase, acquire and accept from Excel, the Continuum Stock, and (b) GSI Germany will sell, transfer, convey, assign and deliver to France Purchaser, and France Purchaser will purchase, acquire and accept from GSI Germany, the GSI France Stock.

Section 2.2 Purchase and Sale of the Purchased Japan Assets. On the terms and subject to the conditions contained in this Agreement, at the Closing, France Purchaser or U.S. Purchaser will purchase through Japan Purchaser, acquire and accept from GSI Japan, and GSI

Japan will sell, convey, assign and transfer to France Purchaser or U.S. Purchaser through Japan Purchaser, the Purchased Japan Assets. Nothing contained herein will be deemed to sell, convey, assign, transfer or deliver the Excluded Assets to France Purchaser or U.S. Purchaser through Japan Purchaser, and the Asset Sellers will retain all right, title and interest to, in and under the Excluded Assets.

Section 2.3 Assignment and Assumption of the Assumed Japan Liabilities. On the terms and subject to the conditions contained in this Agreement, at the Closing, France Purchaser or U.S. Purchaser through Japan Purchaser will assume and agree to pay, defend, discharge and perform, as and when due, the Assumed Japan Liabilities. Nothing contained herein will be deemed to cause France Purchaser or U.S. Purchaser] to assume through Japan Purchaser, or in any way be liable or responsible for any of the Excluded Liabilities, and Asset Sellers will remain solely and exclusively liable with respect to all the Excluded Liabilities.

Section 2.4 Germany Transfer and Assumption Agreement. At the Closing, Germany Purchaser and GSI Germany will execute an agreement substantially in the form of Exhibit A (“Germany Transfer and Assumption Agreement”) whereby Germany Purchaser will purchase, acquire and accept from GSI Germany, and GSI Germany will sell, convey, assign and transfer to Germany Purchaser, the Purchased Germany Assets, but not the Excluded Assets, and Germany Purchaser will assume and agree to pay, defend, discharge and perform, as and when due, the Assumed Germany Liabilities, but not any of the Excluded Liabilities.

Section 2.5 Purchase Price. The aggregate consideration payable hereunder for the sale and transfer of the Purchased Interests and the Purchased Assets consists of (x) the assumption by France Purchaser of the Assumed Liabilities and (y) the following cash consideration (the aggregate consideration described in clauses (x) and (y) above, the “Purchase Price”):

(a) $6,955,000 (the “Base Purchase Price”); plus

(b) the aggregate amount of all Cash and Cash Equivalents as of the Determination Time;

(c) if the Working Capital is greater than $9,200,000, plus the amount by which the Working Capital as of the Determination Time is greater than $9,200,000, or if the Working Capital is less than $8,800,000, minus the amount by which $8,800,000 is greater than the Working Capital as of the Determination Time; minus

(d) the amount required at the Closing to discharge in full the Indebtedness outstanding as of immediately prior to the Closing; minus

(e) the amount required at the Closing to discharge in full the Transaction Expenses outstanding as of immediately prior to the Closing; minus

(f) the Escrow Amount.

Section 2.6 Closing and Closing Payments.

(a) The transactions contemplated by this Agreement will be consummated (the “Closing”) at 10:00 a.m., Central time, at the offices of Perkins Coie LLP, 1900 Sixteenth Street, Suite 1400, Denver, Colorado 80202, two (2) Business Days following the satisfaction or waiver of the conditions to Closing set forth in Article VIII or on such other date, or at such other time or place, as may be mutually agreed upon in writing by Seller Representative and Purchaser Representative; provided, however, that the date of the Closing will be automatically extended from time to time for so long as any of the conditions set forth in Article VIII are not satisfied or waived, subject, however, to the provisions of Article XI. Unless otherwise mutually agreed to by the parties and subject to the preceding sentence, the Closing shall occur on July 15, 2014 (such date that the Closing actually occurs, the “Closing Date”) and the consummation of the Closing shall be deemed to be effective as of 11:59 P.M., Eastern time, on the Closing Date.

(b) For purposes of the Closing, Seller Representative will prepare and deliver, no later than three (3) days prior to the Closing Date, to Purchaser Representative a good faith estimate of the Purchase Price (the “Closing Estimate Payment”) based upon (i) the projected combined balance sheet of the Business as of the Determination Time derived from the most recent ascertainable financial information of Purchased Companies and Asset Sellers as of the Determination Time, (ii) the Payoff Letters and (iii) the Transaction Invoices. The final Purchase Price will be determined, and any necessary adjustment payments will be made, following the Closing in accordance with the provisions of Section 2.7, Section 2.8 and Section 2.9. The Closing Estimate Payment will be determined on a basis consistent with the Accounting Principles.

(c) Subject to the delivery of the items set forth in Section 2.10(b), at the Closing, Purchaser Representative will deliver to Seller Representative an amount equal to the Closing Estimate Payment by wire transfer of immediately available funds to the bank account(s) designated by Seller Representative by written notice to Purchaser Representative prior to the Closing.

(d) Subject to the delivery of all of the items set forth in Section 2.10(b), at the Closing, Purchaser Representative will pay, by wire transfer of immediately available funds, (i) the Indebtedness set forth in the Payoff Letters in accordance with the wire transfer instructions set forth in the Payoff Letters, (ii) the Transaction Expenses set forth in the Transaction Invoices in accordance with the wire transfer instructions set forth in the Transaction Invoices, and (iii) to JPMorgan Chase Bank, N.A., a national banking association (the “Escrow Agent”), by wire transfer of immediately available funds, an amount equal to $1,500,000 (the “Escrow Amount”), which shall be deposited into an escrow account established pursuant to the terms of the Escrow Agreement, and which amount shall be released only in accordance with the terms of this Agreement and the Escrow Agreement.

Section 2.7 Post-Closing Purchase Price Adjustment.

(a) Following the Closing, the Purchase Price will be finally determined in accordance with the adjustments and procedures set forth in Section 2.8 and Section 2.9.

(b) If the finally determined Purchase Price is greater than the Closing Estimate Payment (such excess, the “Excess Amount”), then Purchaser Representative will pay to Seller Representative (on behalf of Sellers), within five (5) Business Days following the final determination of the Purchase Price, an amount equal to the Excess Amount by wire transfer of immediately available funds to the bank account(s) designated by Seller Representative.

(c) If the finally determined Purchase Price is less than the Closing Estimate Payment (such shortfall, the “Shortfall Amount”), then Seller Representative (on behalf of Sellers) will pay to Purchaser Representative, within five (5) Business Days following the final determination of the Purchase Price, an amount equal to the Shortfall Amount by wire transfer of immediately available funds to the bank account(s) designated by Purchaser Representative.

Section 2.8 Preparation of the Closing Balance Sheet. The amount of Cash and Cash Equivalents, Working Capital, Indebtedness and Transaction Expenses included in the calculation of the Purchase Price will be determined from a combined balance sheet of Purchased Companies and Asset Sellers as of the Determination Time (the “Closing Balance Sheet”). The Closing Balance Sheet will be prepared by Purchaser Representative in accordance with the Accounting Principles. Purchaser Representative will use commercially reasonable efforts to deliver its calculation of the Purchase Price and the Closing Balance Sheet (collectively, the “Closing Statement”) to Seller Representative on or before the date that is sixty (60) days after the Closing Date. The parties agree that the purpose of preparing the Closing Date Balance Sheet and determining Working Capital, Cash and Cash Equivalents, Indebtedness, Transaction Expenses and the final Purchase Price pursuant to this Section 2.8 is to measure the difference between the actual amounts of Working Capital, Cash and Cash Equivalents, Indebtedness and Transaction Expenses and the estimates of such amounts included in the Closing Estimate Payment and to determine the final Purchase Price, and such processes are not intended to permit the introduction of different accounting methods, treatments, principles, processes, practices, procedures, judgments, policies, classifications or estimation methodologies other than those included in the Accounting Principles for the purpose of preparing the Closing Balance Sheet or determining the amounts of Working Capital, Cash and Cash Equivalents, Indebtedness or Transaction Expenses or the final Purchase Price. Notwithstanding any changes to the foregoing items under this Section 2.8, the Closing Balance Sheet will be deemed issued as of the Determination Time for purposes of the Accounting Principles and for purposes of determining the impact of any subsequent events on the Closing Balance Sheet.

Section 2.9 Disputes Regarding Closing Balance Sheet.

(a) Seller Representative will have from the time the Closing Statement is delivered to it until 5:00 p.m., Eastern time, on the date that is forty-five (45) days after the date of such delivery (such period, the “Dispute Period”) to dispute any elements of or amounts reflected on the Closing Balance Sheet that affect the calculation of the Purchase Price (the “Dispute”). If Seller Representative does not deliver to Purchaser Representative within the Dispute Period a written notice of the Dispute (the “Dispute Notice”), then the Closing Statement will be deemed to have been accepted and agreed to by Seller Representative in the form in which it was delivered to Seller Representative and will be final and binding upon the parties. If Seller Representative delivers the Dispute Notice to Purchaser Representative within the Dispute Period, then Seller Representative and Purchaser Representative will attempt to resolve the

Dispute and agree in writing upon the final content of the disputed Closing Statement within thirty (30) days after delivery of the Dispute Notice (the “Resolution Period”), provided that all such discussions will be governed by Rule 408 of the Federal Rules of Evidence and the corresponding provisions of state, local and foreign Law. If Purchaser Representative agrees in writing with the objection of Seller Representative and Seller Representative’s calculation of the Purchase Price, then Seller Representative’s calculation of the Purchase Price will be final and binding upon the parties. Purchaser Representative may, within thirty (30) days following the end of the Resolution Period, provide Seller Representative with a notice of its disagreement, which notice will set forth in reasonable detail the elements and amounts with which Purchaser Representative disagrees (the “Dispute Response”). If Seller Representative and Purchaser Representative are unable to resolve each element of the Dispute within the Resolution Period, then Purchaser Representative and Seller Representative will jointly engage as the arbitrator of the Dispute one or more independent members of the dispute resolution group of KPMG LLP or, if such Person refuses to accept such appointment, of another internationally recognized certified public accounting firm mutually agreed upon by Purchaser Representative and Seller Representative that has not performed accounting, Tax or auditing services for any party or any of their respective Affiliates during the three (3) years prior to the date hereof (such Person, the “Arbitrating Accountant”). If Purchaser Representative and Seller Representative are unable to agree on the identity of the Arbitrating Accountant, then the independent accounting firm of each of Purchaser Representative and Seller Representative will jointly select the Arbitrating Accountant. The Arbitrating Accountant’s function will be to resolve each element of the Dispute that has not been resolved by Purchaser Representative and Seller Representative, to revise the Closing Balance Sheet to reflect such resolutions and to calculate the Purchase Price based on the elements and amounts reflected on the revised Closing Balance Sheet.

(b) In connection with the resolution of the Dispute, the Arbitrating Accountant will limit its review to the unresolved positions (which, for the avoidance of doubt, will not include any matter that was not specified in the Dispute Notice, as applicable, or any matter previously agreed upon in writing by Purchaser Representative and Seller Representative) of the parties set out in the Dispute Notice. The Arbitrating Accountant may, at its discretion, conduct a conference concerning the Dispute, at which conference each of Purchaser Representative and Seller Representative will have the right to present additional documents, materials and other information and to have present their respective advisors, counsel and accountants; provided that Purchaser Representative and Seller Representative will be limited by their respective positions in the Closing Statement and the Dispute Notice. In connection with the resolution of the Dispute, there may not be any other hearings or oral examinations, testimony, depositions, discovery or other similar Proceedings; provided that nothing herein will prohibit Purchaser Representative, on the one hand, or Seller Representative, on the other hand, from responding to inquiries from the Arbitrating Accountant. Each of Purchaser Representative and Seller Representative will provide the Arbitrating Accountant and the other party and such party’s authorized officers, employees, agents, attorneys, consultants, accountants and lenders with such documents, books, records, work papers and other information, as such Person may reasonably request in connection with the review of the Closing Balance Sheet and the resolution of the Dispute.

(c) The Arbitrating Accountant will as promptly as possible, and in any event within thirty (30) days after the date of its appointment, render its decision on each element in the Dispute in writing to Purchaser Representative and Seller Representative, together with a revised Closing Balance Sheet reflecting its decision and a revised Closing Statement reflecting its calculation of the Purchase Price based on the elements and amounts reflected on the revised Closing Balance Sheet. In resolving the Dispute, the Arbitrating Accountant (i) will be bound by the provisions of this Agreement, (ii) may not revise any element of the Closing Balance Sheet that is not contested in the Dispute Notice, (iii) assign a value to any disputed element of the Closing Balance Sheet greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party or (iv) apply any accounting methods, treatments, principles or procedures other than the Accounting Principles. Each of the Arbitrating Accountant’s decision, the revised Closing Balance Sheet and the revised calculation of the Purchase Price will be final and binding upon the parties, and judgment may be entered on the award. The fees, costs and expenses of the Arbitrating Accountant will be allocated between Purchaser Representative (on behalf of Purchasers), on the one hand, and Seller Representative (on behalf of Sellers), on the other hand, based upon the percentage which the portion of the contested amount not awarded to Purchaser Representative (on behalf of Purchasers), on the one hand, and Seller Representative (on behalf of Sellers), on the other hand, bears to the amount actually contested by such Person, as determined by the Arbitrating Accountant.

Section 2.10 Closing Deliveries. At the Closing, the parties will deliver the documents and instruments that are set forth in this Section 2.10, in each case in a form reasonably acceptable to the other parties.

(a) Subject to the delivery of the items set forth in Section 2.10(b), at the Closing, Purchaser Representative (or such other Person as indicated below) will execute or deliver, as applicable, to Seller Representative all of the following:

(i) a transition services agreement in form reasonably acceptable to Seller Representative and Purchaser Representative (the “Transition Services Agreement”);

(ii) the Escrow Agreement;

(iii) Germany Transfer and Assumption Agreement;

(iv) evidence that concurrently with the consummation of the transactions contemplated by this Agreement, Purchaser Representative has initiated the payments required pursuant to Section 2.6(c) and Section 2.6(d);

(v) to the extent applicable, a certificate of good standing (or its equivalent) of U.S. Purchaser, issued not earlier than ten (10) Business Days prior to the Closing Date, by the secretary of state (or equivalent Governmental Authority) of such Person’s state or country, as applicable, of organization;

(vi) a certificate of the secretary of U.S. Purchaser and France Purchaser certifying as complete and accurate a copy of the resolutions of each such Person’s board of directors or equivalent governing body authorizing the execution, delivery and performance of this Agreement and any other documents delivered by such Person hereunder;

(vii) a certified copy of the latest company registry (tokijiko shomeisho) of Japan Purchaser, and a certified copy of the resolution of the Board of Directors of Japan Purchaser authorizing the execution, delivery and performance of this Agreement and any other documents delivered by such Person hereunder;

(viii) one (1) or more bills of sale, executed by the applicable Purchaser, and such other appropriately executed instruments of sale, transfer, assignment, conveyance and delivery, assignments, vehicle titles, Transfer Tax declarations, consents to transfer and all other instruments of conveyance that are necessary to effect transfer to the applicable Purchasers of good title (including perfection of such transfer against third parties) to the Purchased Assets at and as of the Closing;

(ix) one (1) or more assignment and assumption agreements, executed by France Purchaser, and such other appropriately executed instruments of assumption that are necessary to effect the assumption by France Purchaser of the Assumed Liabilities at and as of the Closing; and

(x) (A) an assignment and assumption of the Legacy Lease, in a form reasonably acceptable to Seller Representative, including (1) the assignment by GSI Group Corporation and Continuum to France Purchaser and the assumption by France Purchaser of all Liabilities under the Legacy Lease from and after the Closing and (2) indemnification of GSI Group Corporation by France Purchaser for all Liabilities under the Legacy Lease from and after the Closing (including, all Liabilities relating to or arising out of any breach or nonperformance of the obligations under the Legacy Lease (including timely payment of rent)) and (B) a consent to such assignment and assumption by the landlord under the Legacy Lease.

(b) Subject to the delivery of the payments set forth in Section 2.6(c) and Section 2.6(d) and the documents and instruments set forth in Section 2.10(a), at the Closing, Seller Representative (or such other Person as indicated below) will execute or deliver, as applicable, to Purchaser Representative all of the following:

(i) the Transition Services Agreement;

(ii) the Escrow Agreement;

(iii) Excel will deliver to Purchaser Representative certificates representing all of the issued and outstanding Continuum Stock, duly endorsed in blank or with duly executed stock transfer powers attached, or, in the case of any lost, stolen or destroyed certificates with respect to any shares of Continuum Stock, an affidavit of lost certificate and stock transfer powers with respect to such shares of Continuum Stock;

(iv) GSI Germany will duly execute and deliver to Purchaser Representative (A) a share transfer form (ordre de mouvement) providing for the transfer of the ownership of GSI France Stock and (B) a tax transfer form (formulaire cerfa n°2759) relating to the sale of GSI France Stock, for the purposes of registering the transfer;

(v) the up to date share transfer register (registre de mouvements de titres) and the shareholder’s individual accounts (comptes d’actionnaires) of GSI France duly reflecting the transfer of GSI France Stock from GSI Germany to U.S. Purchaser;

(vi) a copy of the decisions of GSI Germany, in its capacity as sole shareholder of GSI France, adjusting the net equity (capitaux propres) of GSI France as necessary in order for such net equity to be at least equal to half the share capital of each GSI France;

(vii) a payoff letter issued by each holder of Indebtedness not earlier than five (5) Business Days prior to the Closing Date, which sets forth (A) the amount required to repay in full all Indebtedness owed to such holder on the Closing Date (including any amounts payable at or as a result of the Closing), (B) the wire transfer instructions for the repayment of such Indebtedness to such holder, and (C) a release of all Liens granted by any Seller or any of their respective Affiliates to such holder or otherwise arising with respect to such Indebtedness (including authorization for Purchaser Representative to file Uniform Commercial Code financing statements to effect the termination of all Liens (other than Permitted Liens) with respect to such Indebtedness), effective upon repayment of such Indebtedness (collectively, the “Payoff Letters”);

(viii) each of the consents from contractual counterparties or Governmental Authorities set forth on Schedule 2.10(b)(viii);

(ix) an appropriate instrument or agreement signed by Bank of America, N.A. duly and effectively (i) releasing the Purchased Companies from all obligations as guarantor or otherwise relating to GSI Group Inc.’s Amended and Restated Credit Agreement with Bank of America, N.A., and (ii) releasing all Liens of Bank of America, N.A. on the Purchased Interests and the Purchased Assets;

(x) an invoice issued by each intended beneficiary of Transaction Expenses not earlier than five (5) Business Days prior to the Closing Date, which sets forth (A) the amounts required to pay in full all Transaction Expenses owed to such Person on the Closing Date (including any amounts payable at or as a result of the Closing) and (B) the wire transfer instructions for the payment of such Transaction Expenses to such Person (collectively, the “Transaction Invoices”);

(xi) the written resignations, effective as of the Closing Date, of the directors and officers of Continuum and GSI France requested by Purchaser Representative to resign as of the Closing Date;

(xii) a certificate in compliance with the United States Foreign Investment in Real Property Tax Act, as amended (“FIRPTA”), certifying that neither the Continuum Stock nor the GSI France Stock constitutes a U.S. real property interest for which withholding may be required under FIRPTA;

(xiii) to the extent applicable, a certified copy of each Seller’s and Purchased Company’s certificate of incorporation (or its equivalent), and a certificate of good standing (or its equivalent) for each Seller and Purchased Company, each issued not earlier than ten (10) Business Days prior to the Closing Date by the secretary of state (or equivalent Governmental Authority) of such Person’s state or country, as applicable, of organization;

(xiv) a certificate of the secretary of each Seller and Purchased Company certifying as complete and accurate a copy of the resolutions of each such Person’s board of directors or equivalent governing body authorizing the execution, delivery and performance of this Agreement and any other documents delivered by such Person hereunder;

(xv) one (1) or more bills of sale, executed by the applicable Sellers and any applicable Affiliates, and such other appropriately executed instruments of sale, transfer, assignment, conveyance and delivery, assignments, vehicle titles, Transfer Tax declarations, consents to transfer and all other instruments of conveyance that are necessary to effect transfer to France Purchaser of good title (including perfection of such transfer against third parties) to the Purchased Assets at and as of the Closing; and

(xvi) one (1) or more assignment and assumption agreements, executed by the applicable Sellers and any applicable Affiliates, and such other appropriately executed instruments of assumption that are necessary to effect the assumption by France Purchaser of the Assumed Liabilities at and as of the Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO

SELLERS AND THE BUSINESS

Except as disclosed in the Disclosure Schedule, Sellers jointly and severally represent and warrant to Purchasers as of the date hereof as follows:

Section 3.1 Organization, Existence and Good Standing. Each of Excel and Continuum is a corporation incorporated under the Laws of the State of Delaware, Guarantor is a corporation incorporated under the Laws of New Brunswick, Canada, GSI Germany is a Gesellschaft mit beschränkter Haftung formed under the Laws of the Federal Republic of Germany, GSI France is a société par actions simplifiée formed under the Laws of the Republic of France, and GSI Japan is a corporation organized under the Laws of Japan. Guarantor, each Seller and each Purchased Company has been duly organized and is, to the extent applicable, in good standing under the Laws of the jurisdiction of its organization. Guarantor, each Seller and each Purchased Company has full corporate or limited liability company, as applicable, power and authority to own all of its properties and assets and to carry on its business as presently conducted, and is qualified as a foreign entity and is in good standing (where applicable) in all jurisdictions where the nature of its business or the nature and location of its assets requires such qualification and where the failure to so qualify would have a Material Adverse Effect.

Section 3.2 Power and Authority, Authorization and Execution. Guarantor, each Seller and each Purchased Company has full corporate or limited liability company, as applicable, power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party. The execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other Transaction Documents to which it is a party by Guarantor, each Seller and each Purchased Company and the consummation by such Person of the transactions contemplated by this Agreement and the other

Transaction Documents have been duly and validly approved by the board of directors or equivalent governing body of such Person. No other approvals or actions are necessary on the part of Guarantor, any Seller or any Purchased Company to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to which such Person is or will be a party and the consummation by such Person of the transactions contemplated herein or therein. This Agreement has been duly executed and delivered by a duly authorized officer of Guarantor, each Seller and each Purchased Company.

Section 3.3 Enforceability. This Agreement constitutes a legal, valid and binding obligation of Guarantor, each Seller and each Purchased Company, enforceable against such Person in accordance with its terms, except to the extent enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies (collectively, “Enforceability Exceptions”). At the Closing, the Transaction Documents to be executed and delivered by any Seller or Purchased Company will be duly executed and delivered by duly authorized officers of such Person and will constitute legal, valid and binding obligations of such Person, enforceable in accordance with their terms, except to the extent enforcement may be affected by Enforceability Exceptions.

Section 3.4 Consents; Non-contravention. Except as set forth in Section 3.4 of the Disclosure Schedule, none of Guarantor, any Seller or any Purchased Company is required to give any material notice to, make any material filing with or obtain any material authorization, consent, Order or approval of any Person in connection with the execution and delivery by such Person of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated herein and therein (each of the foregoing, including those set forth on Section 3.4 of the Disclosure Schedule, a “Third-Party Consent”). Except as set forth in Section 3.4 of the Disclosure Schedule, neither the execution, delivery and performance of this Agreement and the other Transaction Documents, nor the consummation of the transactions contemplated herein and therein: (a) will materially violate any provision of the Governing Documents of Guarantor, any Seller or any Purchased Company; (b) will materially conflict with, result in a material breach of, or constitute a material default or an event creating material rights of acceleration, termination, modification or cancellation or a material loss of rights under, any Material Contract, Material Lease or Permit; (c) will violate in any material respect any material Law or material Order to which Guarantor, any Seller or any Purchased Company or any of the assets or businesses of such Person is subject or otherwise bound; or (d) will result in the creation or imposition of any material Lien (other than a Permitted Lien) upon any of the assets or businesses of any Seller or Purchased Company.

Section 3.5 Capitalization; Subsidiaries. Section 3.5 of the Disclosure Schedule lists the name of each Purchased Company and the number of each class of its issued and outstanding equity interests. All of the issued and outstanding equity interests of the Purchased Companies are duly authorized and validly issued and are held beneficially and of record by the holders thereof as set forth on Section 3.5 of the Disclosure Schedule, free and clear of all Liens other than Permitted Liens and are, to the extent applicable, fully paid and nonassessable. There are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities, exchangeable securities, exercisable securities or other agreements or commitments of any character, in each case contingent or otherwise, obligating either Purchased

Company to issue any equity securities of any kind or to redeem or repurchase any equity securities. Neither Purchased Company is a party to, or otherwise bound by, and neither Purchased Company has granted, any equity appreciation rights, participations, phantom equity or similar rights. Neither Purchased Company nor any of their respective equityholders is a party to any voting trusts, voting agreements, proxies, equityholder agreements or other agreements that may affect the voting or transfer of the Purchased Interests. Neither Purchased Company holds or beneficially owns any direct or indirect interest in any Person (whether it be common or preferred stock, any other equity securities or any comparable ownership interest in any Person that is not a corporation), or any subscriptions, options, warrants, rights, calls, convertible securities, exchangeable securities, exercisable securities or other agreements or commitments for any interest in any Person. No equity securities of any Purchased Company have been issued, purchased, sold, transferred or otherwise acquired in violation of any preemptive rights, transfer restrictions, rights of first refusal or first offer or other similar rights.

Section 3.6 Financial Statements. Copies of the unaudited combined balance sheet and combined statement of income of the Business as of and for the year ended December 31, 2013 (such financial statements, the “Financial Statements”) are contained in Section 3.6(a) of the Disclosure Schedule. Except as set forth in Section 3.6(b) of the Disclosure Schedule, the Financial Statements have been derived from the consolidated accounts of Guarantor and have been prepared pursuant to the related work papers and in accordance with Guarantor’s accounting policies and procedures that are summarized in the Accounting Principles, which are generally governed by GAAP, in a consistent manner throughout the periods covered. The Financial Statements (a) are true, correct and complete in all material respects and present fairly the financial condition of the Business as of the respective periods covered thereby, (b) do not include special or non-recurring income or other income not earned in the ordinary course, and (c) do not reflect the operations of any entity or business other than the Business.

Section 3.7 Title to Assets; Sufficiency of Assets. Purchased Companies and Asset Sellers have good and valid title to, or a valid leasehold interest in, all of the material property, equipment and other tangible assets used or held for use in the conduct of the Business, in each case free and clear of all Liens other than Permitted Liens, including all assets reflected on the Financial Statements and any assets acquired by or for the Business since the Financial Statement Date, other than assets disposed of since such date in the Ordinary Course of Business. The assets of the Purchased Companies and the Purchased Assets include all of the material tangible assets and, to the Sellers’ Knowledge, all of the material Intellectual Property Rights that are used in the operation of the Business as presently conducted by the Purchased Companies and Asset Sellers. Except for the services to be provided to Purchasers and Purchased Companies pursuant to the Transition Services Agreement, other back-office and human resources support services, or as set forth on Section 3.7 of the Disclosure Schedule, the tangible assets of Purchased Companies, the Purchased Assets and, to the Sellers’ Knowledge, the Intellectual Property, collectively, when utilized by a labor force substantially similar to that presently employed by the Purchased Companies and Asset Sellers in connection with the Business, are adequate in all material respects to allow Purchasers and Purchased Companies to conduct the Business in all material respects as presently conducted. Except for the services to be provided to Purchasers and Purchased Companies pursuant to the Transition Services Agreement, other back-office and human resources support services, or as set forth on Section 3.7 of the Disclosure Schedule, the Assumed Japan Liabilities, the Assumed Germany Liabilities, the Purchased Japan Assets, the

Purchased Germany Assets, the employees listed on Section 3.7 of the Disclosure Schedule and, to the Sellers’ Knowledge, the Intellectual Property, collectively, are adequate in all material respects to allow the Purchasers and the Purchased Companies to conduct the Business in all material respects as presently conducted as of the date hereof by GSI Japan and GSI Germany, respectively.

Section 3.8 Insurance. Section 3.8 of the Disclosure Schedule lists each material insurance policy presently maintained by (a) either Purchased Company or (b) any Asset Seller solely in respect of the Purchased Assets or the Assumed Liabilities, and all pending claims thereunder. All such insurance policies are in full force and effect, and neither Purchased Company nor any Asset Seller is in default with respect to its payment obligations under such policies or has received written notice that it is in material breach or default, and no notice of cancellation or termination has been received other than in connection with ordinary renewals.

Section 3.9 Taxes. Except as set forth in Section 3.9 of the Disclosure Schedule:

(a) Each Purchased Company and Asset Seller has filed all Tax Returns that were required to be filed by it on or prior to the due date for such Tax Returns (taking into account any extensions thereof), and has timely paid all Taxes, whether or not shown as due and owing on such Tax Returns, other than Taxes that are not yet due and payable. All such Tax Returns were at the time they were filed true, correct and complete in all material respects.

(b) The unpaid Taxes of Purchased Companies and Asset Sellers that are not yet due and payable as of the date of the Financial Statements did not exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included in the Financial Statements.

(c) No Purchased Company or Asset Seller is or has been the subject of any audit or investigation by any Governmental Authority with respect to Taxes or Tax Returns for which the statute of limitations has not expired. No waivers of statutes of limitation with respect to the Taxes or Tax Returns of any Purchased Company or Asset Seller are currently in effect. No written or, to Sellers’ Knowledge, other claim has ever been made by any Governmental Authority in a jurisdiction where any Purchased Company or Asset Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. No deficiency of Taxes in respect of any Purchased Company or Asset Seller has been asserted in writing or, to Sellers’ Knowledge threatened that is not adequately reserved for in the Financial Statements in accordance with GAAP or has not been otherwise resolved or paid in full.

(d) All Taxes required to be withheld by or on behalf of any Purchased Company or Asset Seller in connection with amounts paid or owing to any employee, independent contractor, creditor or other Person have been properly withheld, and have been duly and timely paid to the proper Governmental Authorities.

(e) There are no Liens for Taxes on the assets of any of Purchased Companies or Asset Sellers, other than Permitted Liens.

(f) No Purchased Company or Asset Seller is a party to or bound by any tax sharing agreement, tax allocation agreement or any similar arrangement the principal purpose of which relates to the sharing of Tax Liabilities or benefits.

(g) Continuum (i) is not and has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than the affiliated group the common parent of which is Guarantor), or (ii) has liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(h) No Purchased Company is party to any contract that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by a Purchased Company that are not deductible (in whole or in part) as a result of the application of Section 280G of the Code.

(i) No Purchased Company is required to include any amount in taxable income, exclude any item of deduction or loss from taxable income, or make any adjustment under Section 481(a) of the Code for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign income Tax laws) executed on or prior to the Closing Date, or (v) election under Section 108(i) of the Code, or (vi) deferred intercompany gain or excess loss account described in the Treasury Regulations under Code Section 1502 (or any similar provision of state, local or foreign Law) arising from any transaction that occurred prior to the Closing.

(j) No transaction, series of transactions, scheme or arrangement exists which is reasonably likely to result in any liability or increased liability with respect to Taxes of any Purchased Company under Section 482 of the Code (or any similar provision of state, local or foreign Law), and, to Sellers’ Knowledge, no taxing authority has investigated any transaction, series of transactions, scheme or arrangement of any Purchased Company for Tax purposes.

(k) Continuum is not required to make any disclosure to the IRS with respect to a “listed transaction” pursuant to Treasury Regulation Section 1.6011-4(b)(2) (nor is it required to make a disclosure under any similar provision of state, local or foreign law).

(l) No Purchased Company has distributed stock of another corporation, nor had its stock distributed by another corporation, within the two (2) years prior to the date hereof, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(m) No Purchased Company is, nor has been at any time during the five (5)-year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(n) The representations and warranties contained in this Section 3.9 constitute the sole and exclusive representations and warranties of Sellers with respect to Taxes.

Section 3.10 Conduct of Business. During the period commencing on the date of the balance sheet contained in the Financial Statements and ending immediately prior to the date hereof, no Purchased Company and no Seller (in connection with the Business in the case of any Seller) has:

(a) solely in the case of the Purchased Companies, amended its Governing Documents in any material respect;

(b) made any change in its authorized equity interests or issued, pledged, granted, transferred sold or otherwise disposed of any equity interests (or any securities or rights convertible into or exercisable for such equity interests) or made any distributions on its equity securities, or purchased or redeemed any of its equity securities;

(c) sold, leased or transferred any material portion of its assets or property, except for sales of inventory, dispositions of obsolete equipment and transfers of cash in payment of accrued expenses and accounts payable due and owing, all in the Ordinary Course of Business;

(d) accelerated, beyond the normal collection cycle, collection of accounts receivable, or delayed payment of any accounts payable beyond the normal payment cycle, other than in the Ordinary Course of Business;

(e) entered into, modified, amended, permitted to lapse or terminated any Material Contract or any Contract that, if entered into prior to the date hereof, would have been a Material Contract, other than in the Ordinary Course of Business;

(f) borrowed any money or issued any bonds, debentures, notes or other corporate securities evidencing money borrowed, or guaranteed any of the same, other than under existing revolving lines of credit (under agreements set forth in the Disclosure Schedule) in the Ordinary Course of Business;

(g) made any individual capital expenditure in an amount that exceeds $100,000, or any capital expenditures in an aggregate amount that exceeds $250,000;

(h) made any material increase in the bonus, salary or other compensation of any director, officer, employee or contractor of such Person outside the Ordinary Course of Business; or instituted or made any acceleration of vesting or material amendment to, or established, any employee benefit program, plan or arrangement with respect to the employees of such Person, except, in the case of the Asset Sellers, with respect to officers or employees, as applicable, who do not constitute Business Employees (but including for purposes of this Section 3.10(h) any employees set forth on Schedule 6.3(a));

(i) hired any employee at annual compensation rate (including bonus) in excess of $100,000;

(j) conducted any layoffs or other large-scale employee terminations, or experienced the departure of a member of the Business’s senior management team or other key employee;

(k) made, entered into or revoked any material Tax election, consented to or requested any extension of the limitations period for the assessment of any Tax, filed any amended Tax Return or settled or compromised any contested Tax Liability;

(l) solely in the case of the Purchased Companies, acquired or sold (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any interest in any corporation, partnership, joint venture or other business organization or division thereof;

(m) permitted to lapse any material Intellectual Property;

(n) settled or compromised, or agreed to settle or compromise, any claim, other than (i) settlements or compromises involving solely money damages not in excess of $100,000 individually or $250,000 in the aggregate;

(o) suffered any strike or other labor trouble with employees or have been the subject of any effort to reorganize such Seller’s or Purchased Company’s work force, or any part thereof, into a bargaining unit;

(p) incurred any loss, destruction or damage to any of its property, whether or not insured, in excess of $100,000 individually or $250,000 in the aggregate;

(q) changed its accounting methods or practices (including with respect to reserves or any change in depreciation or amortization policies or rates), including Tax accounting policies and procedures;

(r) permitted any of its material assets to be subject to any Lien, other than a Permitted Lien;

(s) agreed to, or otherwise committed to take, any of the foregoing actions; or

(t) suffered a Material Adverse Effect.

The foregoing representations and warranties will not be deemed to be breached by virtue of the entry into this Agreement by Sellers or Purchased Companies or their consummation of any of the transactions contemplated by this Agreement or the other Transaction Documents.

Section 3.11 Material Contracts. Section 3.11 of the Disclosure Schedule contains, as of the date hereof, a true and complete list of the following written or legally binding oral agreements, leases, licenses, documents, employee benefit or welfare plans or other instruments to which either Purchased Company, any Asset Seller or their respective Affiliates (in the case of Asset Sellers and Affiliates, substantially with respect to the Business) is a party or otherwise bound and which has not been fully performed by the parties thereto (each contract required to be set forth on Section 3.11 of the Disclosure Schedule, a “Material Contract”):

(a) collective bargaining agreements and any other contracts with any labor unions;

(b) agreements relating to the employment or engagement of any officer, employee or other Person on a full-time, part-time, consulting, independent contractor or other basis that (i) provide annual cash or other compensation in excess of $150,000 per year or (ii) provide for the payment of (A) severance or (B) any cash or other compensation or benefits as a result of or otherwise in connection with the execution of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except for any payments required pursuant to Law;

(c) agreements relating to private health insurance schemes, life insurance, profit sharing and incentive schemes (plans de participation, plans d’intéressement), any supplementary or company-wide pension scheme, any benefits that are taxable or subject to social taxes or any other benefits in kind (housing allowance, company car or other fringe benefit);

(d) loan or credit agreements, promissory notes, bonds, debentures, security agreements, pledge agreements, mortgages, indentures, factoring agreements, guarantees, letters of credit, performance bonds, completion bonds or similar financing arrangements;

(e) leases, subleases or licenses, either as lessee, sublessee or licensee or as lessor, sublessor or licensor, of any personal property or intangibles, including capital leases, which agreements involve annual payments in excess of $50,000;

(f) agreements or series of related agreements with customers, suppliers and vendors of such Person for the purchase or sale of goods or services involving annual payments in excess of $200,000 per year or, since January 1, 2012, $200,000 in the aggregate;

(g) any agreement that contemplates capital expenditures or the acquisition or construction of fixed assets by such Person involving payments in excess of $100,000;

(h) agreements under which a license or sublicense to Intellectual Property Rights is granted or under which a party is obligated to pay or has the right to receive a royalty, license fee or similar payment (excluding off-the-shelf, “shrink wrap” or other software license agreements that are generally available to the public involving less than $100,000);

(i) any agreement relating to the development of Intellectual Property Rights (excluding agreements with Employees and contractors entered into in the Ordinary Course of Business);

(j) any agreement establishing a partnership or joint venture;

(k) agreements with respect to the acquisition or disposition of any business, assets or securities outside the Ordinary Course of Business, or any equity or debt investment in or any loan to any Person;

(l) any agreement with or for the benefit of the Sellers or any Affiliate of the Sellers;

(m) any sales or manufacturing representative, broker, distributor or advertising agreement;

(n) agreements that restrict any Asset Seller’s or Purchased Company’s right to compete or freely engage, whether by restricting territories, sale of products or services, customers or otherwise, in any line of business or territory, other than restrictions on any Asset Seller that are unrelated to the Business and will not be binding on the Business following the Closing; and

(o) each amendment, supplement and modification in respect of any of the foregoing.

All of the Material Contracts are in full force and effect and are valid and enforceable in accordance with their terms, except to the extent enforcement may be affected by Enforceability Exceptions. Except as set forth in Section 3.11 of the Disclosure Schedule, Seller Representative has made available to Purchaser Representative a complete and accurate copy of each Material Contract. Each Purchased Company or Asset Seller, as applicable, that is a party to a Material Contract is in compliance in all material respects with the terms and requirements of such Material Contract and, to Sellers’ Knowledge, each other Person that is party to such Material Contract is in compliance in all material respects with the terms and requirements of such Material Contract.

Section 3.12 Permits. Each Purchased Company and Asset Seller possesses all Permits that are used by or required in order for such Person to conduct its business as presently conducted, including the Business, or to own its properties and assets, except, in the case of any Asset Seller, for any Permits that are not used substantially in the conduct of the Business (the Permits described in this sentence, the “Required Permits”). Section 3.12 of the Disclosure Schedule sets forth a list of the Required Permits, including the date of issuance and the holder of each such Required Permit. Each Purchased Company and Asset Seller is in compliance in all material respects with the terms and requirements of such Permits, except, in the case of any Asset Seller, for any Permits that are not used substantially in the conduct of the Business. In the two (2) years prior to the date hereof, no Authority has provided or, to Sellers’ Knowledge, threatened to provide, any notice, citation, summons or Order to any Purchased Company or Asset Seller (as relates substantially to the Business), or filed or served, or, to Sellers’ Knowledge, threatened to file or serve, any complaint on any Purchased Company or Asset Seller (as relates to the Business), in each case with respect to any alleged failure to have any Permit that remains unresolved.

Section 3.13 Compliance with Laws and Orders. Each Purchased Company and Asset Seller is in compliance in all material respects with all Laws and Orders, except, in the case of any Asset Seller, for any Laws or Orders that do not relate to the conduct of the Business. In the past three (3) years, no Governmental Authority has provided or, to Sellers’ Knowledge, threatened to provide, any notice, citation, summons or Order to any Purchased Company or Asset Seller (as relates to the Business), or filed or served or, to Sellers’ Knowledge, threatened to file or serve, any complaint on any Purchased Company or Asset Seller, in each case with respect to any alleged violation by any Purchased Company or Asset Seller (as relates to the Business) of any requirement of Law or any Order.

Section 3.14 Proceedings and Orders. There are no material Proceedings of any kind or nature pending or, to Sellers’ Knowledge, threatened against any Purchased Company or Asset Seller or otherwise affecting or involving their respective properties or rights, the Business or Purchased Assets, except, in the case of any Asset Seller, for any Proceedings that do not pertain to the Business. No Purchased Company or Asset Seller is a party to, or otherwise bound by, any Order entered into in connection with any Proceeding, except, in the case of any Asset Seller, for any Order that does not relate to the Business.

Section 3.15 Real Property.

(a) No Purchased Company or Asset Seller owns fee simple title to any real property, except, in the case of any Asset Seller, for any real property that has not been and is not used exclusively in the conduct of the Business.

(b) Section 3.15(b) of the Disclosure Schedule identifies by street address all real property leased by (i) any Asset Seller for which such Person pays aggregate annual lease payments in excess of $25,000 (except for any real property leased by such Asset Seller that is not used substantially in the conduct of the Business), or (ii) any Purchased Company (such leased real property, the “Material Leased Real Property”). All Material Leased Real Property is leased to a Purchased Company or Asset Seller pursuant to a written lease (collectively, “Material Leases”), all of which are in full force and effect and are valid and enforceable in accordance with their terms, except to the extent enforcement may be affected by Enforceability Exceptions. Each Purchased Company and Asset Seller is in compliance in all material respects with the terms and requirements of each Material Lease to which it is a party and, to Sellers’ Knowledge, each other Person that is party to such Material Lease is in compliance in all material respects with the terms and requirements of such Material Lease, except, in either case, for breaches or defaults as to which requisite waivers or consents have been obtained. No Purchased Company or Asset Seller has subleased any Material Leased Real Property.

Section 3.16 Environmental Matters. Purchased Companies are, and for the past three (3) years have been, in compliance in all material respects with all Environmental Laws and Environmental Permits. Purchased Companies possess all Environmental Permits that are required for the operation of the Business as presently conducted, except where the failure to possess such Environmental Permits would not have a Material Adverse Effect. All such Environmental Permits held by Purchased Companies are valid, uncontested and in good standing. No Purchased Company has received any written notice from any Governmental Authority within the past three (3) years regarding any actual or alleged material violation of any Environmental Laws or Environmental Permits, and no Purchased Company has at any time received any written notice from any Governmental Authority regarding any investigatory, remedial or corrective obligations relating to any Purchased Company arising under Environmental Laws, nor to Sellers’ Knowledge is any such obligation threatened against any Purchased Company. No Purchased Company has entered into or assumed by contract or, to Sellers’ Knowledge, operation of Law or otherwise any material Liability or Order relating to or arising under Environmental Laws. Seller Representative has provided Purchaser Representative with copies of all existing material environmental reports, reviews and audits in Purchased Companies’ or Sellers’ possession. No Purchased Company has stored, treated, disposed of, arranged for or permitted the disposal of, transported, handled or Released any Materials of Environmental Concern at or from any Material Leased Property that has given rise to any material liabilities (including any liability for response costs, corrective action costs, personal injury, natural resource damages, property damage or any investigative, corrective or remedial obligations) pursuant to CERCLA or any other Environmental Laws. The representations and warranties contained in this Section 3.16 constitute the sole and exclusive representations and warranties of Sellers with respect to any environmental matters, including any arising under any Environmental Law.

Section 3.17 Intellectual Property.

(a) Section 3.17(a) of the Disclosure Schedule sets forth a correct and complete list of the Intellectual Property of the Asset Sellers (that is used in the Business) and Purchased Companies that is (i) a registered trademark or application for a registered trademark, (ii) an issued patent or patent application, or (iii) a registered copyright or application for a registered copyright (the “Listed Intellectual Property”), as well as the application or registration number, the jurisdiction and the record owner for each item. Except as set forth on Section 3.17(a) of the Disclosure Schedule, (1) no registration relating to the Listed Intellectual Property has been cancelled, abandoned or adjudicated invalid or unenforceable, (2) there are no pending oppositions or challenges to the validity, registrability or enforceability of any of the Listed Intellectual Property; and (3) all application, filing, registration, renewal and maintenance fees in respect of the Listed Intellectual Property due have been duly paid.

(b) No Liens (other than Permitted Liens) have been granted by the Purchased Companies or the Asset Sellers that remain outstanding over any of the Intellectual Property owned by any of the Asset Sellers (as relates to the Business) or Purchased Companies.

(c) All of the Intellectual Property Rights used in or necessary for the conduct of the Business are either solely owned by one of Purchased Companies or are included in the Purchased Assets, and in each case are owned free and clear of all Liens except for Permitted Liens, or are validly licensed to one of the Purchased Companies pursuant to the written agreements set forth on Section 3.17(c) of the Disclosure Schedule, other than (i) generally commercially available Software or technology or related Intellectual Property Rights licensed by the Purchased Companies or Asset Sellers for a contract price of $50,000 or less and (ii) non-disclosure agreements that do not grant any right (whether contingent or otherwise) to use or practice any rights under any Intellectual Property, other than a non-exclusive limited right to evaluate any confidential and proprietary information made available thereunder; and,(iii) any Incidental Inbound License; provided, however, the foregoing representation is subject to the Sellers’ Knowledge with respect to patents owned by third parties under which a license may be needed to conduct the business of the Purchased Companies or Asset Sellers. Each Purchased Company and Asset Seller and, to Sellers’ Knowledge, each other Person that is party to an Intellectual Property License that pertains to the Business, is in compliance in all material respects with all terms and requirements of such Intellectual Property License. As of the Closing, all Intellectual Property Rights that are held by Affiliates of Sellers and are necessary for the conduct of the Business will have been validly and perpetually assigned to Continuum, free and clear of all Liens except for Permitted Liens.

(d) To Sellers’ Knowledge, the conduct of the Business and the conduct of any other business by the Purchased Companies, as presently conducted (including the design, development, reproduction, manufacture, branding, marketing, use, distribution, import, licensing, provision and sale of Purchased Companies’ products and services and Asset Sellers’ products and services that relate to the Business) do not interfere with, infringe upon, misappropriate or otherwise violate the Intellectual Property Rights or other proprietary rights of any Person. No Asset Seller or Purchased Company has received any written notice of any claim and, to Sellers’ Knowledge, there are no pending claims, of any Person, in the case of any Asset Seller, with respect to the Business, relating to infringement or potential infringement of the Intellectual Property Rights of such Person or the validity, scope, ownership or use of any of the Intellectual Property. To Sellers’ Knowledge, no Person is misappropriating, infringing, diluting or otherwise violating any of the Listed Intellectual Property or other material Intellectual Property of any Purchased Company or other material Intellectual Property of the Asset Sellers pertaining substantially to the Business. Within the past three (3) years, no material Intellectual Property or other proprietary right interference, misappropriation, infringement, dilution or violation Proceedings have been brought against any Person by, or by any Person against, any Purchased Company or any Asset Seller (in the case of any Asset Seller, limited solely to Proceedings related substantially to the conduct of the Business).

(e) To Sellers’ Knowledge, each item of Listed Intellectual Property that is registered is valid, subsisting, and enforceable with respect to the Business, and each Purchased Company and each Asset Seller has taken all necessary action, including making all necessary filings, recordations and registration, maintenance and renewal fees to protect and maintain its interest in such Listed Intellectual Property.

(f) Except as set forth in Section 3.17(f) of the Disclosure Schedule, no Listed Intellectual Property has been within the past two (2) years or is now involved in any interference, reissue, nullity, reexamination, opposition, cancellation, or other inter partes proceeding placing in question the validity or scope of such right. There are no settlement or similar agreements in force that limit the exercise of rights in such Intellectual Property.

(g) Except as set forth in Section 3.17(g) of the Disclosure Schedule, neither the execution, delivery, nor performance of this Agreement, nor the consummation of the transactions contemplated by this Agreement, will materially impair the right of Purchased Companies or Asset Sellers, prior to the Closing, or Purchasers and Purchased Companies, immediately after the Closing, to use, possess, sell, license, or otherwise exploit any Listed Intellectual Property.

(h) All employees and independent contractors of any Asset Seller or Purchased Company who have contributed in any material manner to the creation or development of any material Intellectual Property for any Asset Seller or Purchased Company: (i) have a legal obligation of confidentiality to the applicable Purchased Company with respect to such information, and (ii) have duly executed and delivered agreements providing for the assignment to the applicable Purchased Company of Intellectual Property, including inventions, discoveries and ideas, whether or not patented or patentable, conceived or reduced to practice during the course of their employment or engagement. No present or former employee officer, director, contractor, or consultant of any Seller or Purchased Company owns or has a proprietary, financial or other interest, direct or indirect, in whole or in part, in any material Intellectual Property.

(i) To the extent that any Intellectual Property has been developed or created by a third party, the applicable Purchased Company or Asset Seller has obtained ownership, or by written agreement provided for transfer of ownership to the applicable Purchased Company or Asset Seller, of such Intellectual Property

(j) To Sellers’ Knowledge, no current employee, consultant, or contractor of the Business: (i) is in violation of any provision or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, non-disclosure agreement, noncompetition agreement, or any other contract or agreement with any Person by virtue of such employee’s, consultant’s or contractor’s being employed by, or performing services for, the Business, (ii) is using or has used any trade secrets or other confidential or proprietary information of any third party in connection with performing any services for the Business or the development or creation of any Intellectual Property, or (iii) has developed or created any Intellectual Property for Purchased Companies or Asset Sellers that is subject to any agreement under which such employee, consultant, or contractor has assigned or otherwise granted any third party any rights in or to such Intellectual Property.

(k) Except as set forth on Section 3.17(k) of the Disclosure Schedule, none of the Purchased Companies or Asset Sellers has granted to any third party any license or right to use any of the Intellectual Property, except for non-exclusive arm’s length licenses granted in the Ordinary Course of Business.

(l) The representations and warranties contained in this Section 3.17 constitute the sole and exclusive representations and warranties of Sellers with respect to any intellectual property matters.

Section 3.18 Employee Benefits. Section 3.18 of the Disclosure Schedule lists each material Pension Plan, Multiemployer Plan, Welfare Plan and Other Benefit Plan maintained or administered as of the date hereof by any Purchased Company or Asset Seller, or to which any Purchased Company or Asset Seller contributes, or in which any employee of any Purchased Company or Asset Seller participates in connection with his or her employment with such Purchased Company or Asset Seller (each, a “Benefit Plan”). Each Benefit Plan of Purchased Companies and Asset Sellers complies in form and operation, in all material respects, with all Laws. Each material Benefit Plan intended to qualify under Section 401(a) of the Code (a) is the subject of an unrevoked favorable determination letter from the IRS, (b) has a request for such a letter pending with the IRS or has remaining a period of time under the Code or applicable Treasury regulations or IRS pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the IRS, or (c) is a prototype or volume submitter plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan. No Benefit Plan is currently under audit or examination by the IRS or the U.S. Department of Labor. No Purchased

Company or Asset Seller has incurred any liability to the PBGC as a result of the voluntary or involuntary termination of any Pension Plan that is subject to Title IV of ERISA, which liability has not been satisfied in full. There is currently no active filing by any Purchased Company or Asset Seller with the PBGC, and no Proceeding has been commenced by the PBGC to terminate any Pension Plan that is subject to Title IV of ERISA and that has been maintained or funded, in whole or in part, by any Purchased Company or Asset Seller. No Purchased Company or Asset Seller has ever contributed to a Multiemployer Plan that is subject to ERISA. All nonqualified deferred compensation plans (as defined in Section 409A(d)(1) of the Code) of Purchased Companies are in compliance with Section 409A of the Code in all material respects (to the extent subject to such Code section) and neither the Benefit Plans nor this transaction will cause a participant in such Benefit Plans to be subject to the Tax imposed by Section 409A(a)(1)(B) of the Code. There are no Benefit Plans which promise or provide health, life insurance or other welfare benefits (within the meaning of Section 3(1) of ERISA) to retirees or former employees of any Purchased Company or Asset Seller, or which provide severance benefits to present or former employees of any Purchased Company or Asset Seller, except (i) as otherwise required by applicable Law, including, without limitation, Section 4980B of the Code or comparable state Law, (ii) benefits through the end of the month of termination of employment, (iii) death benefits attributable to deaths occurring at or prior to termination of employment, (iv) disability benefits attributable to disabilities occurring at or prior to termination of employment, and (v) conversion rights. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, termination, change in control payments, golden parachute, forgiveness of indebtedness or otherwise) becoming due to current or former employees of any Purchased Company or Asset Seller (including any key employee) from any Purchased Company or Asset Seller under any employment agreements or Benefit Plan or otherwise; (ii) increase any benefits otherwise payable under any employment agreement or Benefit Plan or otherwise; or (iii) result in any acceleration of the time of payment or vesting of any such benefits. In addition, except as would not have a Material Adverse Effect, (i) each Benefit Plan mandated by a foreign (i.e., non-United States) Governmental Authority or subject to the Laws of jurisdiction outside of the United States (each, a “Foreign Benefit Plan”) that is intended to qualify for special Tax treatment meets all of the requirements for such treatment and has obtained all necessary approvals of all relevant Governmental Authorities; (ii) no Foreign Benefit Plan has any unfunded liabilities that have not been properly reflected in the Financial Statements (including any related notes) or that will not be fully offset by insurance of the Purchased Companies or included in the Purchased Assets; and (iii) all of the Foreign Benefit Plans are registered where required by, and are in good standing under, all Laws. The representations and warranties contained in this Section 3.18 constitute the sole and exclusive representations and warranties of Sellers with respect to any employee benefits matters.

Section 3.19 Employee Relations.

(a) Section 3.19(a) of the Disclosure Schedule contains a list of each employee of Guarantor or its Affiliates whose duties or activities relate substantially to the Business, along with such person’s work location and the entity employing such person (the “Transferring Employees”). No individual other than the Transferring Employees can demand to be employed by the respective Purchaser, under sec. 613 a of the German Civil Code or for any other legal reason.

(b) As of the date hereof, there is not any pending or, to Sellers’ Knowledge, threatened in writing, and there has not been, in the past three (3) years, any: (a) strike, slowdown, picketing, work stoppage or employee grievance process affecting any Business Employee; (b) charge, grievance Proceeding or other claim against or affecting any Business Employee relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Authority; (c) union organizational activity or other labor or employment dispute against or affecting any Business Employee; or (d) application for certification of a collective bargaining agent with respect to the Business Employees.

(c) With respect to the Business Employees, during the past twelve (12) months, there has been no mass layoff, plant closing, or shutdown that implicates the Worker Adjustment Retraining & Notification Act of 1988 or any similar state or local Law. The Purchased Companies are currently not implementing any collective redundancy plan and have not conducted any such collective redundancy plan in the past three (3) years.

(d) The employment relationship between, as applicable, any Purchased Company or Asset Seller, one the one hand, and each of the Business Employees, on the other hand, is at-will.

(e) All current handbooks and material written policies and procedures relating to employment by any Purchased Company or any Asset Seller, including, but not limited to, compensation, benefits, equal employment opportunity, and safety have been made available to Purchasers.

(f) Each Purchased Company complies in all material respects with all Laws, and collective bargaining agreements and contracts, with respect to employees’ representation.

(g) No individual who is not a permanent Business Employee or a former permanent Business Employee, but who has worked for any Purchased Company under a temporary work employment, a fixed-term employment contract, a consulting agreement, a service agreement or under any kind of independent contractor relationship, was or shall be re-qualified as permanent Business Employee or former permanent Business Employee of any Purchased Company.

(h) Each Purchased Company has maintained records regarding the service of each employee (including details of employment, payment of statutory sick pay and maternity pay, health and safety matters, social security contributors, wage and time records) which are current in all material respects.

(i) Each Purchased Company is in compliance in all material respects with, and, except as set forth in Section 3.19(i) of the Disclosure Schedule, to Sellers’ Knowledge, there are no pending or threatened investigations or complaints by or before the Labor Standards Inspection Office or Central or Prefectural Labor Committee, the French Labor Inspection (Inspection du Travail), or any other Governmental Authority relating to, Laws or agreements relating to wages, hours, overtime, employee classification, working conditions, hiring, promotion, affirmative action, equal employment opportunity, occupational health and safety or similar obligations relating to employment and labor matters, as they apply to Business Employees and former employees (as well as to individuals who are under the subordination of any Purchased Company). In particular, the Purchased Companies have correctly and fully paid all contributions and other mandatory charges, required to be filed and paid during the past three (3) years pursuant to applicable Law. The Purchased Companies have discharged their obligation in a timely manner to pay all salaries, wages, commissions, bonuses, overtime pay, holiday pay, sick pay, accrued entitlements under incentive schemes and social security contributions, taxes and other benefits in respect of the Business Employees (and former employees as well as all individuals who work or have worked or who are or were engaged by the Purchased Companies) during the past three (3) years. None of the Purchased Companies has received any written notice of any violation of any such Laws or contracts, in each case, that has not been fully resolved, and is not subject to any consent decree, injunction or other form of court order relating to any such Laws or contracts. All individuals characterized and treated by any Purchased Company or Asset Seller (as relates to the Business) as consultants or independent contractors are properly treated as independent contractors under all applicable Laws. All Business Employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects.

(j) The representations and warranties contained in this Section 3.19 constitute the sole and exclusive representations and warranties of Sellers with respect to any employment and labor matters.

Section 3.20 Top Customers and Suppliers. Section 3.20(a) of the Disclosure Schedule contains (a) a list of the top ten customers of the Business by revenue for the twelve (12) months ended December 31, 2013 (the “Material Customers”) and (b) a list of (i) the top ten suppliers of products and services to the Business by dollar volume of purchases from such suppliers for the twelve (12) months ended December 31, 2013, and (ii) any sole source supplier of any product good or service necessary or material for the conduct of Business ((b)(i) and (ii) collectively, the “Material Suppliers”). None of the Sellers or any Purchased Company has received written notice (or, to Sellers’ Knowledge, oral notice) from any Material Customer to the effect that such customer may seek to stop or materially decrease the rate of its business conducted with the Business (whether as a result of the consummation of the transactions contemplated hereby or otherwise) or to terminate renegotiate in a manner that would result in a material decrease in the rate of business conducted with the Business, any contract with such Material Customer. Since December 31, 2011, none of the Sellers or any Purchased Company has received written notice (or, to Sellers’ Knowledge, oral notice) from any Material Supplier to the effect that such supplier will seek to stop or materially decrease the rate of supplying materials, products or services to the Business (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

Section 3.21 Foreign Trade Matters. In the past three (3) years, each Seller (as relates to the Business) and each Purchased Company has acted in all material respects:

(a) pursuant to valid qualifications to do business in all jurisdictions outside the United States where such qualification is required by local Law and the nature of Sellers’ or Purchased Companies’ activities in such jurisdictions;

(b) in compliance with all applicable foreign Laws, including Laws relating to foreign investment, foreign exchange control, immigration, employment and taxation;

(c) without violation of and in compliance with all relevant anti-boycott Laws, regulations and guidelines, including without limitation Section 999 of the Internal Revenue Code and the regulations and guidelines issued pursuant thereto and the Export Administration Regulations (“EAR”) administered by the U.S. Department of Commerce, as amended from time to time, including all reporting requirements and is not a party to any agreement requiring it to participate in or cooperate with the Arab boycott of Israel in violation of the aforementioned anti-boycott Laws and has reported any request to do so, including any agreement to provide boycott-related information or to refuse to do any business with any person or entity for boycott-related reasons in violation of the aforementioned anti-boycott laws;

(d) without violation of and in compliance with any applicable export or reexport control or sanctions Laws, orders or regulations of any and all applicable jurisdictions including the United States and any jurisdiction in which the Sellers are established or from which Sellers or Purchased Companies export or reexport any items or in which they provide services, including without limitation the EAR administered by the Bureau of Industry and Security of the U.S. Department of Commerce (“BIS”), economic sanctions and embargo executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) and the International Traffic in Arms Regulations (“ITAR”) administered by the Directorate of Defense Trade Controls of the U.S. State Department (“DDTC”), and without violation of and in compliance with the requirements of any applicable general licenses or license exceptions and exemptions, and has obtained any required export or reexport licenses or authorizations granted under such laws, regulations or orders and complied with all terms and provisos thereof, which licenses or authorizations (exclusive of any exports validly made pursuant to applicable license exemptions in the ITAR, license exceptions in the EAR or general licenses or authorizations in the rules or regulations of OFAC) are described in Section 3.21(d) of the Disclosure Schedule, and without the filing of any initial notifications or final notifications of voluntary disclosures with BIS, DDTC or OFAC;

(e) without violation of the registration and reporting requirements under Part 122 and Part 129 of the ITAR; and

(f) without written notice of violation and in compliance with any and all applicable import Laws of any applicable jurisdiction, as amended from time to time, and without notice of violation of and in compliance with any required import permits, licenses, authorizations and general licenses granted under such Laws which permits, licenses and authorizations are described in Section 3.21(f) of the Disclosure Schedule.

The representations and warranties contained in this Section 3.21 constitute the sole and exclusive representations and warranties of Sellers with respect to the foreign trade matters addressed in this Section 3.21.

Section 3.22 FCPA; Antibribery. No Asset Seller (as relates to the Business) nor any Purchased Company, nor, to the Sellers’ Knowledge, any other person associated with or acting on behalf of any such Person, including any director, officer, agent, employee or Affiliate of such

Person or any of its subsidiaries, has: (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or to influence official action; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (d) violated or is in violation of any provision of the FCPA, the UK Bribery Act 2010 (or the respective rules and regulations thereunder) or any other antibribery or anticorruption Law applicable to Purchased Companies or the Business. Purchased Companies and Asset Sellers have instituted and maintain policies and procedures designed to ensure compliance with the Laws, rules and regulations identified in clause (d) of this Section 3.22. The representations and warranties contained in this Section 3.22 constitute the sole and exclusive representations and warranties of Sellers with respect to any matters relating to corruption and antibribery matters.

Section 3.23 Accounts Receivable. All of the accounts receivable of the Business arose in the ordinary course of business, are carried on the records of the Business at values determined in accordance with Guarantor’s accounting policies and procedures, which policies and procedures are generally governed by GAAP on a basis consistent with that upon which the Financial Statements were prepared and are bona fide.

Section 3.24 Inventory. The Business’s inventory is in good and marketable condition, except as set forth on Section 3.24 of the Disclosure Schedule is owned by one of the Purchased Companies or is included in the Purchased Assets, and is held at the locations set forth in Section 3.24 of the Disclosure Schedule. The allowance for Inventory in the Financial Statements reflects Guarantor’s policies and practices with respect to excess and obsolescence.

Section 3.25 Product Warranties. Section 3.25 of the Disclosure Schedule sets forth a correct and complete list and description of all material product liability claims that have been made against any Purchased Company or otherwise in respect of any product of the Business since January 1, 2012. Except as set forth on Section 3.25 of the Disclosure Schedule, no products or services manufactured, sold or delivered by the Business are subject to any guaranty, warranty or other indemnity beyond the standard terms and conditions of the applicable Purchased Company or Asset Seller for such sale. Section 3.25 of the Disclosure Schedule includes correct and complete copies of such standard terms and conditions of sale for the Business (containing applicable guaranty, warranty and indemnity provisions). Since January 1, 2012, no Asset Seller, Purchased Company or any of its Affiliates has been notified of any claims for (and, to Sellers’ Knowledge, there are no threatened claims for) any extraordinary product returns, warranty obligations or product services relating to any of the products or services of the Business. There have been no product recalls, withdrawals or seizures by any Governmental Authority with respect to any products manufactured, sold or delivered by the Business since January 1, 2012.

Section 3.26 Related Party Transactions. (a) No Purchased Company or Asset Seller (in the case of any Asset Seller, substantially with respect to the Business) has entered into any agreements, contracts, arrangements or other business relationships with any Related Party other than agreements, contracts, arrangements or other business relationships entered into in the Ordinary Course of Business on arm’s length terms, including customary employment arrangements and Benefit Plans; (b) no Purchased Company or Asset Seller (in the case of any

Asset Seller, substantially with respect to the Business) is owed or owes any amount from or to any Related Party (excluding compensation consistent with past practice and other ordinary incidents of employment or engagement); and (c) no property or interest in any property that is used in the Business as presently conducted is owned by or leased by or to any Related Party as of the date hereof. As of the Closing, there will be no contracts or accounts between a Purchased Company or Asset Seller (in the case of Asset Sellers, limited solely to contracts or accounts included in the Purchased Assets or Assumed Liabilities), on the one hand, and any Affiliate of a Purchased Company or Asset Seller, on the other hand, other than (x) agreements, contracts, arrangements or other business relationships entered into in the Ordinary Course of Business and that are treated as current liabilities of the Purchased Companies in accordance with the Accounting Principles, (y) agreements, contracts, arrangements or other business relationships entered into in the Ordinary Course of Business with employees of the Purchased Companies, including customary employment arrangements and Benefit Plans or (z) the Transaction Documents.

Section 3.27 Brokers. With the exception of Headwaters MB and its Affiliates (whose fees will be fully reflected in the calculation of Transaction Expenses), no Seller or Purchased Company has dealt with any Person who is entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment from Purchasers or either Purchased Company for arranging or otherwise in connection with the transactions contemplated by this Agreement or introducing the parties to each other.

Section 3.28 Undisclosed Liabilities. Except as set forth on Section 3.28 of the Disclosure Schedule, to Sellers’ Knowledge, neither the Purchased Companies nor the Business has any liabilities material to the Business of any nature that would be required to be disclosed on a balance sheet of the Business prepared in accordance with the Accounting Principles, except for (a) liabilities, commitments or obligations disclosed or reflected in the Financial Statements, (b) current liabilities, commitments or obligations incurred in the Ordinary Course of Business after the date of the Financial Statements, (c) Excluded Liabilities, (d) liabilities and obligations under this Agreement and the other Transaction Documents, and (e) executory liabilities, commitments or obligations under the contracts or agreements set forth on Section 3.11 of the Disclosure Schedule or otherwise included in the Assumed Liabilities.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO PURCHASERS

Purchasers jointly and severally represent and warrant to Sellers and Purchased Companies as of the date hereof as follows:

Section 4.1 Organization, Existence and Good Standing. Each Purchaser is, or in the case of Germany Purchaser and Japan Purchaser will be at Closing, a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the state or country of its formation]. To the extent applicable, each Purchaser has qualified as a foreign corporation or limited liability company, and is in good standing, under the Laws of all jurisdictions where the nature of its business or the nature or location of its assets requires such qualification and where the failure to so qualify would have a material adverse effect on the business, operations (including results of operations), assets, liabilities, financial condition or prospects of Purchaser or on the ability of the parties to consummate the transactions contemplated by this Agreement.

Section 4.2 Power and Authority. Each Purchaser has, or in case of Germany Purchaser and Japan Purchaser will have at Closing, full corporate or limited liability company power and authority to enter into and perform this Agreement and all the other Transaction Documents to be executed or delivered by such Purchaser in connection with the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the other Transaction Documents by each Purchaser and the consummation by Purchaser of the transactions contemplated in this Agreement and the other Transaction Documents have been duly and validly approved by the board of directors or other applicable governing body or Person of such Purchaser. The approval of each Purchaser’s equityholders for such Purchaser to execute this Agreement and the other Transaction Documents to which such Purchaser is a party or consummate the transactions contemplated by this Agreement is either not required or has been duly given. No other approvals or actions are necessary on the part of any Purchaser to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to which any Purchaser is or will be a party and the consummation by any Purchaser of the transactions contemplated herein and therein.

Section 4.3 Enforceability. This Agreement has been duly authorized, executed and delivered by duly authorized officers or other signatories of each Purchaser and constitutes a legal, valid and binding obligation of each Purchaser, enforceable against each Purchaser in accordance with its terms, except to the extent enforcement may be affected by Enforceability Exceptions. At the Closing, the Transaction Documents to be executed and delivered by any Purchaser will be duly executed and delivered by duly authorized officers of such Purchaser and will constitute legal, valid and binding obligations of such Purchaser, enforceable in accordance with their terms, except to the extent enforcement may be affected by Enforceability Exceptions.

Section 4.4 Consents; Non-contravention. No Purchaser needs to give any notice to, make any filing with or obtain any authorization, consent, Order or approval of any Person in connection with its execution and delivery of this Agreement and the other Transaction Documents or the consummation by it of the transactions contemplated herein and therein. Neither the execution, delivery and performance of this Agreement and the other Transaction Documents by any Purchaser, nor the consummation by it of the transactions contemplated herein and therein: (a) will violate any provision of the Governing Documents of such Purchaser; (b) will conflict with, result in a breach of, or constitute a default or an event creating rights of acceleration, termination, modification or cancellation or a loss of rights under, any unsatisfied written or oral contract, agreement, permit, indenture, mortgage, debenture, note or other instrument to which such Purchaser is a party, subject or otherwise bound; (c) will violate any Law or Order to which such Purchaser or any of such Purchaser’s assets or businesses is subject or otherwise bound; or (d) will result in the creation or imposition of any Lien upon any of the assets or businesses of such Purchaser.

Section 4.5 Brokers. No Purchaser or any of its Affiliates has dealt with any Person who is entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment for arranging the transactions contemplated by this Agreement or introducing the parties to each other.

Section 4.6 Investment Representation. U.S. Purchaser is acquiring the Continuum Stock and the GSI France Stock for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of United States federal or state or foreign securities Laws. U.S. Purchaser is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the United States Securities Act of 1933, as amended (the “Securities Act”). U.S. Purchaser understands that the Continuum Stock and the GSI France Stock have not been registered under the Securities Act or any state or foreign securities Laws and are being transferred to U.S. Purchaser, in part, in reliance on the foregoing representation.

Section 4.7 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement (including the incurrence of any indebtedness by any Purchaser or Purchased Company in connection with the Closing), each of Purchased Companies and Purchasers will be able to pay its debts as they become due and will own assets with a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent Liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, each of Purchased Companies and Purchasers will have adequate capital to carry on its businesses. No transfer of assets is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of any Purchased Company or Purchaser.

Section 4.8 Availability of Funds. As of the date of this Agreement, Purchasers have and, as of the Closing Date, will have, have sufficient cash in immediately available funds to enable Purchasers to timely perform their respective obligations hereunder subject to certain conditions set forth therein, including to: (a) pay in full all amounts payable by Purchaser Representative pursuant to Section 2.6; and (b) pay in full all fees, costs and expenses payable by Purchasers in connection with this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE V

COVENANTS OF SELLERS AND PURCHASED COMPANIES

Section 5.1 Reasonable Access. During the period between the date hereof and the earlier to occur of the Closing and the termination of this Agreement in accordance with Article XI (the “Pre-Closing Period”), each of Sellers and Purchased Companies will give to Purchasers’ authorized officers, employees, agents, attorneys, consultants, accountants and lenders reasonable access during normal business hours to all of the properties, books, financial and operating data, contracts, documents, insurance policies, records and senior management of or with respect to Purchased Companies and the Business and will furnish to Purchasers and such Persons as Purchaser may designate such information as Purchasers or such Persons may at any time and from time to time reasonably request; provided, however, that nothing herein requires any Seller or Purchased Company to disclose any information to any Purchaser or any of its representatives to the extent such disclosure would, in the reasonable judgment of such Seller or Purchased Company, (a) cause significant competitive harm to any Seller or Purchased Company if the transactions contemplated by this Agreement are not consummated, (b) violate Law or breach the provisions of any agreement to which any Seller or Purchased Company is a party or (c) jeopardize any attorney-client or other legal privilege.

Section 5.2 Third-Party Consents. During the Pre-Closing Period, each Seller and Purchased Company will use its commercially reasonable efforts, and Purchasers will cooperate with Sellers and Purchased Companies, to obtain the third-party consents to the consummation of the transactions contemplated by this Agreement under or with respect to the contracts, agreements, leases, Permits and other instruments enumerated in Section 5.2 of the Disclosure Schedule (“Material Consents”).

Section 5.3 Closing Consents. During the Pre-Closing Period, each Seller and Purchased Company will use its commercially reasonable efforts, and Purchasers will cooperate with Sellers and Purchased Companies, to obtain the third-party consents to the consummation of the transactions contemplated by this Agreement under or with respect to the contracts and enumerated in Section 5.3 of the Disclosure Schedule (“Closing Consents”).

Section 5.4 Operation of the Business. During the Pre-Closing Period, each Asset Seller and Purchased Company will use its commercially reasonable efforts (a) to carry on the Business in the ordinary course of business, (b) to preserve intact the Business and the assets and properties used in the Business in good working condition (ordinary wear and tear excepted), (c) to keep available the services of the Business Employees, and (d) to maintain its current relations and goodwill with the customers, suppliers and other Persons having any material business relationship with the Business, except in each case as otherwise permitted or contemplated by this Agreement.

Section 5.5 Actions Outside the Ordinary Course. Except as set forth in Section 5.5 of the Disclosure Schedule, during the Pre-Closing Period, no Purchased Company shall, and no Seller shall take any action that would be required to be disclosed in Section 3.10 of the Disclosure Schedule if such action had been taken after the date of the balance sheet contained in the Financial Statements and prior to the execution of this Agreement, in each case without the prior written consent of Purchaser Representative (which consent will not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, nothing contained in this Agreement will prohibit any Seller or Purchased Company, whether or not in the Ordinary Course of Business, to distribute to its equityholder(s) any Cash and Cash Equivalents that may be lawfully distributed to such Persons; provided such distribution is otherwise consistent with the provisions of this Section 5.5.

Section 5.6 Exclusivity. During the Pre-Closing Period, no Seller or Purchased Company will, and each Seller and Purchased Company will cause its Affiliates and representatives not to, whether directly or indirectly, solicit, initiate, encourage, respond to or engage in discussions with, provide information to, waive any confidentiality obligation on the part of, or enter into any legally binding written agreement with, any Person (other than Purchasers, their respective Affiliates and their respective agents) concerning any Acquisition Proposal; provided, however, that Purchasers hereby acknowledge that, prior to the date hereof, Sellers, Purchased Companies, their respective Affiliates and their respective agents have provided information relating to Purchased Companies and the Business and have afforded access to, and engaged in discussions with, other Persons in connection with Acquisition Proposals

(“Alternate Discussions”); provided, further, that Sellers, Purchased Companies, and their respective Affiliates shall, to the extent not already terminated, immediately terminate all Alternate Discussions; and provided, further, Seller Representative shall promptly notify Purchaser Representative of any Acquisition Proposal, and Sellers and Purchased Companies will remain prohibited from engaging in discussions with, or entering into any agreement with, any Person regarding an Acquisition Proposal.

Section 5.7 Certain Updates. If necessary, then, on a periodic basis during the Pre-Closing Period, Seller Representative may supplement or amend the Disclosure Schedule and deliver such supplemented or amended Disclosure Schedule to Purchaser Representative with respect to any event, circumstance or development. If any such supplement or amendment gives Purchaser Representative a right to terminate this Agreement pursuant to Article XI and Purchaser Representative elects to waive its right to terminate this Agreement and consummate the transactions contemplated by this Agreement, then such supplement or amendment will be deemed to have amended the Disclosure Schedule, to have modified the representations and warranties contained in Article III and to have cured any misrepresentation, inaccuracy or breach of warranty that otherwise might have existed hereunder by reason of the event, circumstance or development (and Sellers will have no Liability to Purchasers with respect to such event, circumstance or development). If any such supplement or amendment does not give Purchaser Representative a right to terminate this Agreement pursuant to Article XI, then Purchaser Representative will be entitled to seek indemnification after the Closing for any Damages related to such supplement or amendment in accordance with the terms and provisions of Article IX. The Seller Representative may update the Purchased Japan Assets Attachment attached to the Schedule of Purchased Japan Assets, the Assumed Japan Liabilities Attachment attached to the Schedule of Assumed Japan Liabilities, the Purchased Germany Assets Attachment attached to the Schedule of Purchased Germany Assets and the Assumed Germany Liabilities Attachment attached to the Schedule of Assumed Germany Liabilities as necessary to reflect any change or development in the make-up of the assets set forth therein that has occurred following the date hereof consistent with the covenants set forth in Section 5.5.

Section 5.8 Non-Solicitation.

(a) For a period of two (2) years commencing on the Closing Date, Sellers shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, hire or solicit for employment any Person who was employed by the Purchased Companies as of the Closing Date or any Business Employee, except pursuant to a general solicitation which is not directed specifically to any such Persons; provided that nothing in this Section 5.8(a) shall restrict Sellers or any of their respective subsidiaries from hiring any such Person whose employment has been terminated by Purchaser or its Affiliates for any reason following the Closing.

(b) The Sellers acknowledge that a breach or threatened breach of this Section 5.8 may give rise to irreparable harm to the Purchasers and their affiliates, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by the Sellers of any such obligations, the Purchasers shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without a requirement to prove damages or post a bond).

(c) The Sellers acknowledge that the restrictions contained in this Section 5.8 are reasonable and necessary to protect the legitimate interests of the Purchasers and constitute a material inducement to the Purchasers to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.8 should ever be adjudicated to exceed the time or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic or other limitations permitted by applicable Law. The covenants contained in this Section 5.8 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.9 Release. Each of the Sellers, on such Person’s own behalf and on behalf of each of its Affiliates, successors and assigns (the “Releasing Parties”), hereby releases, forever discharges and covenants not to sue Purchased Companies and, except in the case of fraud or criminal actions, solely in their capacities as such, their respective representatives, directors, officers, attorneys, agents, employees, members, controlling persons, Affiliates, successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from and with respect to any and all claims, dues and demands, proceedings, causes of action, orders, obligations, contracts and agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, accrued or unaccrued, fixed or contingent, both at law and in equity, which any of the Releasing Parties now have, have ever had or may hereafter have against the respective Releasees to the extent arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date; provided, however, that this Section 5.9 shall be without prejudice to, and shall in no way lessen or diminish, any rights or claims of any Seller or any Affiliate of any Seller under this Agreement or any Transaction Document to which such Person is a party.

ARTICLE VI

COVENANTS OF PURCHASERS

Section 6.1 Confidentiality Agreement. Purchasers agree to be bound by and comply with the terms and provisions of that certain letter agreement, dated as of September 3, 2013 by and between Guarantor, on behalf of Sellers and Purchased Companies, and Amplitude Technologies, S.A., on behalf of Purchasers (the “Confidentiality Agreement”), as if Purchasers were an original party to such agreement. The Confidentiality Agreement is hereby incorporated into this Agreement by reference and made a part of this Agreement and will survive the execution of this Agreement notwithstanding the terms thereof. If a conflict arises between the provisions of this Agreement and the provisions of the Confidentiality Agreement, then the provisions of the Confidentiality Agreement will control. In addition to the obligations under the Confidentiality Agreement, the parties agree that (except as provided herein, including in Section 14.3) the fact of, and the terms and conditions of this Agreement and the other Transaction

Documents, and the transactions contemplated hereby and thereby, shall not, for a period of three (3) years from the Closing Date or, if this Agreement is terminated pursuant to Article XI, be disclosed to any other Person other than such party’s and its Affiliates’ directors, managers, officers, employees, advisors, accountants, lawyers, representatives and other agents without the prior consent of the other parties (which consent will not be withheld, conditioned or delayed unreasonably), except to the extent that such disclosure is reasonably believed by such disclosing party to be required (a) in connection with any audit or review conducted by any Governmental Authority, (b) by applicable Law or (c) by the rules of any applicable securities exchange. In the case of any disclosure reasonably believed to be required by applicable Law, the party believed to be required to make such disclosure, to the extent reasonably possible, shall provide notice to the other parties hereto and allow the other parties reasonable time to comment on such disclosure or seek a protective order or other appropriate relief in advance of such disclosure.

Section 6.2 Officers’ and Directors’ Liability. For a period of six (6) years after the Closing Date, Purchasers will cause Purchased Companies to maintain on terms no less favorable than the current terms, and to honor in accordance with such terms, the provisions of the Governing Documents of Purchased Companies as in effect immediately prior to the Closing with respect to exculpation and indemnification of directors, managers, officers, employees and agents of any Purchased Company (including provisions relating to contributions, advancement of expenses and the like), it being the intent of the parties that the officers and directors of Purchased Companies will continue to be entitled to such exculpation, indemnification, and advancement of expense to the fullest extent of the Law. The provisions of this Section 6.2 are (a) intended to be for the benefit of, and will be enforceable by, each Person entitled to indemnification under this Section 6.2, and each such Person’s heirs, legatees, representatives, successors, and assigns (and the parties expressly agree that such Persons will be third-party beneficiaries of this Section 6.2), (b) will survive the consummation of a transaction involving the merger, consolidation or other reorganization of either Purchased Company and continue in full force and effect and binding against the survivor of any such transaction or successor to either Purchased Company, and (c) in addition to, and not in substitution for, any other rights to indemnification that any such Person may have by contract or otherwise. Effective upon the Closing, each Purchased Company hereby waives and releases, on behalf of itself and its Subsidiaries, any claims that such Purchased Company currently has or, in the future, may have against any Seller or any employees or representatives of any Seller for any of such employees’ or representatives’ actions or omissions in his or her capacities as officers or directors of either Purchased Company.

Section 6.3 Labor Matters.

(a) Except for voluntary resignations and deaths, Purchasers will offer to employ or cause Purchased Companies to continue to employ, as applicable, (i) each of the employees of Purchased Companies, and (ii) the employees of Sellers or their respective Subsidiaries or other Affiliates who, as of the Closing Date, perform services exclusively for the Business (each of whom is listed on the Schedule of Seller Business Employees), but excluding those employees set forth on the Schedule of Shared Services Employees (collectively, the “Business Employees”) until at least the sixty-first (61st) day after the Closing Date. Purchasers and Purchased Companies will be solely responsible for all termination and severance benefits, costs, charges and Liabilities of any nature incurred with respect to the termination of a Business Employee on or after the Closing Date, including any claims arising out of or relating to any plant closing, mass layoff or similar event under applicable Law occurring on or after the Closing Date. For the one (1)-year period following the Closing Date, Purchasers, Purchased Companies and their respective Subsidiaries and other Affiliates will provide all Business Employees in their employ with (i) base salary or wage rates, incentive compensation opportunity and other cash compensation that, in the aggregate, are not less than those in effect for such Business Employees immediately prior to the Closing Date, and (ii) employee benefits and perquisites (including, without limitation, retirement, health, disability, life insurance and other welfare benefits) that are no less favorable in the aggregate to each Business Employee (and such Business Employee’s spouse, domestic partner and dependents) than those provided to such Business Employee (and such Business Employee’s spouse, domestic partner and dependents) by Purchased Companies, Asset Sellers and their respective Subsidiaries and other Affiliates as of the date hereof.

(b) Purchasers, Purchased Companies and their respective Subsidiaries and other Affiliates will treat, and will cause each benefit plan, program, practice, policy and arrangement maintained by Purchasers, Purchased Companies or their respective Subsidiaries or other Affiliates following the Closing and in which any Business Employee (or the spouse or domestic partner or any dependent of any Business Employee) participates or is eligible to participate (the “Purchaser Plans”) to treat, for purposes of determining eligibility to participate, vesting, accrual of and entitlement to benefits (but not for accrual of benefits under any “defined benefit plan,” as defined in Section 3(35) of ERISA) and all other purposes, all service with any Asset Seller, any Purchased Company or any Subsidiary or other Affiliate thereof (or predecessor employers to the extent any Asset Seller, any Purchased Company, any Subsidiary or other Affiliate thereof or any Benefit Plan provides past service credit) as service with Purchasers, Purchased Companies and their respective Subsidiaries and other Affiliates. Purchasers and Purchased Companies will cause each Purchaser Plan that is a welfare benefit plan, within the meaning of Section 3(1) of ERISA, (i) to waive any and all eligibility waiting periods, evidence of insurability requirements, pre-existing condition limitations and other exclusions and limitations with respect to Business Employees and their spouses, domestic partners and dependents to the extent waived, satisfied or not included under the analogous Benefit Plan, and (ii) to recognize for each Business Employee for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such Purchaser Plan any deductible, co-payment and out-of-pocket expenses paid by Business Employee and his or her spouse, domestic partner and dependents under the analogous Benefit Plan during the plan year of such Benefit Plan in which occurs the later of the Closing Date and the date on which Business Employee begins participating in such Purchaser Plan.

(c) Nothing in this Section 6.3 or elsewhere in this Agreement is intended nor will be construed to (i) be treated as an amendment to any particular Benefit Plan, (ii) prevent any Purchaser, any Purchased Company, any Asset Seller or any of their respective Subsidiaries or other Affiliates from amending or terminating any of its benefit plans in accordance their terms, (iii) create a right in any Business Employee (or any other employee of any Purchased Company, any Asset Seller or any of their respective Subsidiaries or other Affiliates; provided, however, that Germany Purchaser and Japan Purchaser shall be obligated to hire such Business Employees of GSI Germany and GSI Japan, respectively, as set forth on the Purchased Assets Schedule) to employment with Purchasers, Purchased Companies or any of their respective Subsidiaries or other Affiliates, or (iv) create any third-party beneficiary rights in any Business

Employee (or any other employee of any Purchased Company, any Asset Seller or any of their respective Subsidiaries or other Affiliates), any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Business Employee by any Purchaser, any Purchased Company or any of their respective Subsidiaries or other Affiliates under any benefit plan which any Purchaser, any Purchased Company or any of their respective Subsidiaries or other Affiliates may maintain.

Section 6.4 Use of GSI Marks. Within ten (10) Business Days after the Closing Date, Purchasers and Purchased Companies will cease use of the GSI Marks.

ARTICLE VII

JOINT COVENANTS

Section 7.1 Pre-Closing Covenants. During the Pre-Closing Period, each of the parties will use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement as soon as practicable. During the Pre-Closing Period, none of the parties will intentionally perform any act that, if performed, or intentionally omit to perform any act that, if omitted to be performed, would prevent or excuse the performance of this Agreement by any party hereto or that would result in any representation or warranty herein contained of such party being untrue in any material respect as if originally made on and as of the Closing Date, other than changes arising in the ordinary course of business that would not be reasonably expected to have a Material Adverse Effect (provided they are otherwise permitted by this Agreement). In addition, each Seller and Purchased Company and each Purchaser shall cooperate and use their respective commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all documents and instruments, and take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable, in each case to consummate and make effective, in the most expeditious manner practicable, the sale of the Purchased Interests and Purchased Assets to the Purchasers, and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article VIII.

Section 7.2 Inspection of Records. Subject to any applicable attorney-client privilege, Purchased Companies will make their respective books and records (including work papers in the possession of its accountants) available for inspection (and permit extracts or copies thereof to be made) by Seller Representative, or by its representatives, for the Sellers’ reasonable Tax, accounting or compliance purposes (at reasonable times and upon reasonable notice), for a six (6)-year period after the Closing Date, with respect to all transactions of the Business or Purchased Companies occurring prior to or relating to the Closing, and the pre-Closing historical Taxes, financial condition, assets, liabilities, operations, results of operations and cash flows of the Business and Purchased Companies. Notwithstanding the foregoing, during such six (6)-year period, the Purchased Companies may dispose of any such books and records which are offered in writing to, but not accepted by, the Seller Representative. Notwithstanding anything to the contrary contained in this Section 7.2, Purchased Companies shall be required to make available only such books and records that are in the Purchased Companies’ possession.

Section 7.3 Further Assurances; Cooperation.

(a) The parties will execute such further documents, instruments and agreements and perform such further acts as may be necessary (a) to transfer and convey the Continuum Stock, the GSI France Stock and the Purchased Assets to the applicable Purchaser on the terms and subject to the conditions set forth herein, (b) for France Purchaser to assume the Assumed Liabilities on the terms and subject to the conditions set forth herein, and (c) to otherwise comply with the terms of this Agreement and the other Transaction Documents and to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

(b) Without limiting the generality of Section 7.3(a), all Cash and Cash Equivalents collected after the Closing from billings, notes and accounts receivable that constitute Purchased Assets and billings, notes and accounts receivable relating to the conduct of the Business by France Purchaser after the Closing will belong to, and if received by any Seller will be received for the benefit and the account of, Purchasers, and Sellers will, on a monthly basis, transfer and remit to the applicable Purchaser(s) all such amounts received by or paid to Sellers after the Closing, net of any Taxes required to be withheld from such amounts. All Cash collected after the Closing from billings, notes and accounts receivable or other assets that constitute Excluded Assets will belong to, and if received by any Purchaser or its Affiliates will be received for the benefit and the account of, Sellers, and Purchasers will, on a monthly basis, transfer and remit to the applicable Seller(s) all such amounts received by or paid to Purchasers after the Closing, net of any Taxes required to be withheld from such amounts.

(c) Without limiting the generality of Section 7.3(a), in the event that any Closing Consent has not been obtained as of the Closing in connection with any contract, Permit or other asset of the Purchased Companies or any Purchased Asset, then, notwithstanding anything to the contrary contained in Sections 2.2 and 2.3 or elsewhere in this Agreement: (i) with respect to any such contract, governmental authorization or other item with respect to which such consent was not obtained (each, a “Restricted Asset”), Purchaser Representative may elect either (A) to exclude such Restricted Asset from the transaction, in which event, unless and until the applicable consent is obtained after the Closing, neither this Agreement nor any instrument delivered at the Closing will constitute an assignment or transfer of such Restricted Asset or any interest arising thereunder or resulting therefrom, or (B) to accept the Restricted Asset notwithstanding the failure to obtain the applicable consent; (ii) regardless of which election Purchaser Representative makes pursuant to Section 7.2(c)(i), the applicable Seller(s) will continue to use commercially reasonable efforts to obtain all such consents as soon as practicable following the Closing; (iii) with respect to any Restricted Asset that Purchaser Representative has elected to exclude pursuant to Section 7.2(c)(i)(A), if the applicable consent is obtained following the Closing, such Restricted Asset shall immediately be deemed to be included in the transaction, and an appropriate instrument of transfer substantially in the form that would have been used to convey such Restricted Asset pursuant to Section 2.2 had such Restricted Asset been acquired by the applicable Purchaser at the Closing will be promptly executed and delivered by and to the appropriate Persons; and (iv) with respect to any Restricted Asset that Purchaser Representative has elected to have transferred and assigned pursuant to Section 7.2(c)(i)(B), if the applicable consent is subsequently obtained, any instrument delivered at the Closing will constitute an assignment or transfer of such Restricted Asset and all interests arising thereunder or resulting therefrom in their entirety.

(d) Without limiting the generality of Section 7.3(a), in the event Purchaser, any Purchased Company, or any of their respective Affiliates receives any inquiry, notice, citation or request for information from any Governmental Authority (each, a “Requesting Authority”), or if any such Requesting Authority commences an investigation or other regulatory action (each, a “Request”), in connection with the transactions contemplated by this Agreement, the Sellers will use their respective commercially reasonable efforts to assist Purchaser Representative in providing the Requesting Authorities with any information requested by the Requesting Authorities and preparing any filings to be made in connection therewith (and, if applicable, any investigation) within five (5) Business Days of receiving such request or within such longer period as permitted by the Requesting Authorities, and will cooperate with Purchaser Representative as necessary or appropriate to finally and successfully complete the review (and, as applicable, investigation) process as promptly as practicable. Except as required by applicable Law, none of the parties hereto or any of their respective Affiliates will take any Voluntary Action that may give rise to a Request without the prior written consent of the other parties hereto.

Section 7.4 Third-Party Claims. The parties will cooperate with each other with respect to the defense of any Third-Party Claims subsequent to the Closing that are not subject to the indemnification provisions contained in Article IX; provided that the party requesting cooperation will reimburse each other party for such other party’s reasonable and documented out-of-pocket costs and expenses of furnishing such cooperation.

Section 7.5 Transferring Employees.

(a) Not later than thirty (30) Business Days after the signing of this Agreement, GSI Germany and Germany Purchaser shall jointly notify the Transferring Employees in writing (the “Notification Letter”) in accordance with the requirements set forth in Section 613 a BGB of the sale of the Purchased Germany Assets to Germany Purchaser. Germany Purchaser shall, with any reasonable support by GSI Germany, prepare the Notification Letter. GSI Germany and Germany Purchaser shall inform each other immediately in writing whether any of the Transferring Employees has objected to the transfer of his or her employment relationship to Germany Purchaser and, if so, which employees objected and on what grounds.

(b) If, contrary to the expectations of the parties, the employment relationship of any of the Transferring Employees is not transferred to Germany Purchaser by operation of law for reasons other than an objection of the employee concerned or a termination of the employment relationship effective prior to the Closing Date, Germany Purchaser shall offer the relevant employee to take over his or her employment relationship on an individual contractual basis on conditions at least as favorable to the employee concerned as his or her employment conditions as of the Closing Date. Where such Transferring Employee accepts such offer by Germany Purchaser, GSI Germany shall release him or her from employment with GSI Germany (Aufhebungsvertrag) effective as of the date immediately following the Closing Date or as of the date of acceptance of employment with Germany Purchaser. Where such Transferring Employee does not accept such offer, Germany Purchaser shall neither be responsible nor liable for any factual or financial consequences resulting therefrom.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 Conditions to Sellers’ Obligations. The obligation of Sellers to close the transactions contemplated by this Agreement is subject to the fulfillment of all of the following conditions at and as of the Closing, upon the non-fulfillment of any of which this Agreement may, at Seller Representative’s option, be terminated pursuant to and with the effect set forth in Article XI:

(a) the representations and warranties contained in Article IV will be true and correct at and as of the date of this Agreement and at and as of the Closing as though made at and as of the Closing with the same force and effect as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (except, in each case, to the extent such representations and warranties speak as of a certain date, in which case such representation and warranty will be true and correct as of such date);

(b) all covenants and obligations of Purchasers to be performed or complied with hereunder through and including the Closing (including all obligations Purchasers would be required to perform at the Closing if the transactions contemplated by this Agreement were consummated) will have been fully performed or complied with in all material respects; and

(c) Purchaser Representative shall have made all deliveries required to be made by it at or prior to Closing in accordance with Section 2.10(a).

Section 8.2 Conditions to Purchasers’ Obligations. The obligation of Purchasers to close the transactions contemplated by this Agreement is subject to the fulfillment of all of the following conditions at and as of the Closing, upon the non-fulfillment of any of which this Agreement may, at Purchaser Representative’s option, be terminated pursuant to and with the effect set forth in Article XI:

(a) the representations and warranties of Sellers set forth in Article III will be true and correct at and as of the date of this Agreement and at and as of the Closing as though made at and as of the Closing with the same force and effect as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (except, in each case, to the extent such representations and warranties speak as of a certain date, in which case such representation and warranty will be true and correct as of such date), except (i) for changes contemplated by this Agreement and (ii) where the failure of such representation or warranty to be true and correct, as of such dates, would not have a Material Adverse Effect;

(b) all covenants and obligations of Sellers and Purchased Companies to be performed or complied with hereunder through and including the Closing (including all obligations that Sellers and Purchased Companies would be required to perform at the Closing if the transactions contemplated by this Agreement were consummated) will have been fully performed or complied with in all material respects;

(c) Sellers will have received all Closing Consents and written evidence thereof satisfactory to Purchaser Representative will have been provided to Purchaser Representative; and

(d) Seller Representative (or the applicable Seller or Purchased Company) shall have made all deliveries required to be made by it at or prior to Closing in accordance with Section 2.10(b).

Section 8.3 Joint Conditions to the Parties’ Obligations. The obligations of the parties hereto to close the transactions contemplated by this Agreement are subject to the fulfillment of all of the following conditions at and as of the Closing, upon the non-fulfillment of any of which this Agreement may, at any party’s option, be terminated pursuant to and with the effect set forth in Article XI:

(a) no Proceeding will have been commenced on any grounds to restrain, enjoin or hinder the consummation of the transactions contemplated by this Agreement;

(b) no Law will have been enacted or promulgated by any Governmental Authority that prohibits the consummation of the transactions contemplated by this Agreement; and

(c) there will be no Order of a court of competent jurisdiction in effect precluding consummation of the transactions contemplated by this Agreement.

ARTICLE IX

INDEMNIFICATION

Section 9.1 General; Survival. From and after the Closing, the parties will indemnify each other as provided in this Article IX. All indemnification payments made pursuant to this Article IX will be treated as an adjustment to the Purchase Price unless otherwise required by Law. Subject to Section 9.5, the representations and warranties of the parties contained in this Agreement will survive the Closing (and will not merge into any instrument of conveyance) until the date that is eighteen (18) months following the Closing Date (the “General Survival Date”) and will thereafter expire and be of no further force and effect, and no indemnification obligation will be associated therewith or based thereon; provided, however, that each Fundamental Representation will survive the Closing (and will not merge into any instrument of conveyance) until thirty (30) days after the expiration of the applicable statute of limitations (including extensions) with respect to the liabilities contemplated by the applicable representation. Subject to Section 9.5, the covenants and agreements of the parties contained in this Agreement will survive the Closing (and will not merge into any instrument of conveyance) until performed in accordance with their terms. It is the express intent of the parties that, if the applicable survival period for an item as contemplated by this Section 9.1 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item will be reduced to the shortened survival period contemplated hereby. The parties further acknowledge that the time periods set forth in this Section 9.1 for the assertion of claims under this Agreement are the result of arm’s length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

Section 9.2 Sellers’ Indemnification Obligations. Subject to the provisions of this Article IX, from and after the Closing, Sellers will jointly and severally indemnify, defend, protect, reimburse and hold harmless Purchasers, Purchased Companies, and each of their respective officers, directors, employees, agents, stockholders and Subsidiaries (collectively, “Purchaser Indemnitees”), for, from and against any claim, demand, loss, liability, obligation, deficiency, action, damage, expense or cost, including reasonable legal expenses, but excluding, except for awards to a third party who is not a Purchaser Indemnitee for which a Purchaser Indemnitee becomes liable and damages based on a diminution in value or lost profits in the event that Purchasers cannot retain all or any portion of the assets of the Business pursuant to Section 9.2(f), punitive, special and exemplary damages, any damages computed on a multiple of earnings, book value, lost profits, or discounted cash flow basis, and any damages based on a diminution in value, in each case regardless of the legal theory (collectively “Damages”), which the Purchaser Indemnitees suffer, sustain or become subject to as a result of:

(a) any inaccuracy or breach of any representation and warranty made to Purchasers by Sellers in Article III;

(b) any failure to perform or comply with or any breach by any Seller or Purchased Company of any of the covenants, obligations or agreements herein to be performed or complied with by such Person (in the case of any Purchased Company, at any time at or prior to the Closing), including obligations under this Article IX;

(c) other than VAT, any Taxes (or the non-payment thereof) of, or attributable to, (A) the Purchased Companies, the Acquired Assets or the Business for all Pre-Closing Tax Periods and portions of a Straddle Period ending on or prior to the Closing Date, other than Taxes reflected in the calculation of Working Capital, (B) the Asset Sellers for all taxable periods, and (C) any Person (other than the Purchased Companies) for which the Purchased Companies may be liable pursuant to Treasury Regulations Section 1.1502-6 (or any similar Laws), as a transferee or successor, by contract or otherwise;

(d) any and all Indebtedness or Transaction Expenses that are not paid or satisfied in full at the Closing;

(e) any Excluded Liability or Excluded Asset; or

(f) any Request, any filings made by Purchasers or their Affiliates in connection with a Request, and any action taken by any Requesting Authority in connection with a Request (including ordering the unwinding of all or any portion of the transactions contemplated hereby); provided that Sellers shall have no obligation under this Section 9.2(f) in connection with a Request if Purchased Companies, Purchasers or any of their Affiliates at any time (whether prior to, at or following the Closing) take a Voluntary Action that results in such Request.

Section 9.3 Purchasers’ Indemnification Obligations. Subject to the provisions of this Article IX, from and after the Closing, Purchasers will jointly and severally indemnify, defend, protect, reimburse and hold harmless Sellers and their Affiliates and each of their respective officers, directors, employees, agents, stockholders and Subsidiaries (collectively, “Seller Indemnitees”) for, from and against any Damages which the Seller Indemnitees suffer, sustain or become subject to as a result of:

(a) any inaccuracy or breach of any representation or warranty made to Sellers by Purchasers in Article IV;

(b) any failure to perform or comply with or any breach by any Purchaser or Purchased Company of any of the covenants, obligations or agreements herein to be performed by such Person (in the case of any Purchased Company, at any time after the Closing), including its obligations under this Article IX; or

(c) any Assumed Liability, Restricted Asset or Purchased Asset.

Section 9.4 Limitations on Sellers’ Indemnification Obligations. Sellers’ and Purchasers’ respective obligations pursuant to the provisions of Section 9.2 and Section 9.3 are subject to the following provisions:

(a) The Purchaser Indemnitees will not be entitled to recover Damages pursuant to Section 9.2(a) (other than a claim for indemnification regarding a Fundamental Representation (each, a “Fundamental Representation Claim”)) until the total amount of Damages that the Purchaser Indemnitees would recover under Section 9.2(a), but for this Section 9.4(a), exceeds $50,000 (in either case, a “Deductible”). Once the total amount of Damages that the Purchaser Indemnitees would recover under Section 9.2(a), but for this Section 9.4(a), exceeds the Deductible, the Purchaser Indemnitees will be entitled to recover only the amount of such Damages in excess of the applicable Deductible (other than with respect to any Fundamental Representation Claim, for which the full amount of Damages shall be recoverable).

(b) The Purchaser Indemnitees will not be entitled to recover Damages pursuant to Section 9.2 (i) in the case of any claim pursuant to Section 9.2(a) (other than a Fundamental Representation Claim), for any amount of Damages, when aggregated with any amounts previously paid or to be paid pursuant to Section 9.2(a) (other than with respect to any Fundamental Representation Claim), in excess of $1,750,000, and (ii) in the case of any claim for indemnification other than a claim for indemnification pursuant to clause (i) above (including any Fundamental Representation Claim), for any amount of Damages, when aggregated with any amounts previously paid or to be paid pursuant to this Article IX, in excess of an amount equal to the Base Purchase Price.

(c) The amount of any recovery by Purchaser Indemnitees pursuant to Section 9.2 will be reduced by the amounts recovered (net of any reasonable and documented out-of-pocket costs of recovery or related increase in insurance premiums) by Purchaser Indemnitees under any applicable insurance policies and the amount of indemnification and other payments recovered by Purchaser Indemnitees under any applicable indemnification agreements or similar rights as a result of the facts that entitled the Purchaser Indemnitees to recover from Sellers pursuant to Section 9.2. Each Purchaser Indemnitee agrees to use reasonable commercial efforts to make available claims and to endeavor to collect any amounts recoverable under applicable insurance policies (other than self-insurance policies), indemnification agreements and similar rights for all Damages to the extent such Damages are covered by any insurance policy, indemnification agreement or similar right of such Purchaser Indemnitee. In the event that an insurance or other recovery is made by any Purchaser Indemnitee with respect to any Damages for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (net of any reasonable and documented out-of-pocket costs of recovery or related increase in insurance premiums) will be made promptly by such Purchaser Indemnitee to Seller Representative (on behalf of Sellers) (each, a “Refund Obligation”).

(d) In no event will any Purchaser Indemnitee be entitled to indemnification for duplicative Damages from more than one (1) source; provided that a Purchaser Indemnitee may be entitled to recover under any collateral source even if such Purchaser Indemnitee has received an indemnification payment from a Seller hereunder so long as such Purchaser Indemnitee reasonably promptly thereafter complies with the Refund Obligation set forth in Section 9.4(c).

(e) Notwithstanding anything herein to the contrary, Purchaser Indemnitees will not be entitled to recover under Section 9.2: (i) with respect to the failure to obtain any consent, or to satisfy any conditions imposed incident to the giving of any consent, required in connection with, or as a consequence of, the transfer of the Continuum Stock, the GSI France Stock, the Purchased Assets or the Assumed Liabilities to any Purchaser; or (ii) to the extent the Damages in respect of the matter in question do not exceed the amount of any reserves or liabilities with respect to such matters that are reflected in the Closing Balance Sheet and taken into account in the calculation of the Purchase Price.

(f) Notwithstanding anything herein to the contrary, Purchaser Indemnitees will not be entitled to recover any Damages relating to any matter arising under a provision of this Agreement to the extent that the Purchaser Indemnitees have already recovered Damages with respect to such matter pursuant to another provision of this Agreement.

(g) Notwithstanding anything to the contrary herein, for purposes of Section 9.2(a) and Section 9.3(a), any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality or Material Adverse Effect qualification contained in or otherwise applicable to such representation or warranty; provided that, notwithstanding any other provision herein, (i) the dollar thresholds set forth in Section 3.10 and Section 3.11 and elsewhere in Article III and (ii) the materiality and Material Adverse Effect qualifications contained in or otherwise applicable to Sections 3.6, 3.7, 3.10, 3.11, 3.20 and 3.25 shall not be disregarded for purposes of Section 9.2(a).

Section 9.5 Expiration of Claims. The ability of any Person to make a claim for or to receive indemnification pursuant to Section 9.2 or Section 9.3 will terminate when the applicable representation, warranty, covenant or agreement terminates pursuant to Section 9.1, unless such Person will have sustained or incurred Damages prior to the applicable termination date and delivered a Claim Notice pursuant to Section 9.6 prior to such termination date, in which case, the claim for such sustained or incurred Damages set forth in such Claim Notice (and only such claim for such sustained or incurred Damages), if then unresolved, will not be extinguished by the passage of deadlines set forth in Section 9.1.

Section 9.6 Notice and Determination of Claims. If any Indemnified Party believes that it has sustained or incurred any Damages for which it may be entitled to indemnification,

whether or not the applicable dollar limitation specified in Section 9.3 has been exceeded, such Indemnified Party will so notify the Indemnifying Party promptly in writing (each, a “Claim Notice”) specifying the basis hereunder upon which the Indemnified Party’s claim for indemnification is asserted and describing such Damages, the amount thereof, if known, or a statement that the amount is unknown, and the method of computation of such Damages, all with reasonable specificity. After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which a Person will be entitled under this Article IX will be determined (a) by the written agreement between Purchaser Representative and Seller Representative; (b) by a Final Determination; or (c) by any other means to which Purchaser Representative and Seller Representative will agree. The Indemnified Party will have the burden of proof in establishing the amount of Damages suffered by such Person. A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Article IX will not affect the rights or obligations of any party hereunder except to the extent that, as a result of such failure, any party entitled to receive such notice was damaged or prejudiced as a result of such failure to give timely notice vis-à-vis its rights and obligations hereunder or otherwise.

Section 9.7 Third-Party Claims.

(a) Promptly following the receipt of notice of a Third-Party Claim, the party receiving the notice of the Third-Party Claim will notify, in writing, Seller Representative, in the event that such party receiving notice is a Purchaser Indemnitee entitled to indemnification pursuant to Section 9.2, or Purchaser Representative, in the event that such party receiving notice is a Seller Indemnitee entitled to indemnification pursuant to Section 9.3, of its existence setting forth with reasonable specificity the facts and circumstances of which such party has received notice and, if the party giving such notice is an Indemnified Party, specifying the basis hereunder upon which the Indemnified Party’s claim for indemnification is asserted and describing such Damages, the amount thereof, if known, or a good faith estimate of the amount, and the method of computation of such Damages, all with reasonable specificity. The notice will be accompanied by copies of all documents and information relevant to the Third-Party Claim and in the Indemnified Party’s possession.

(b) Subject to Section 9.7(d), the Indemnifying Party will have the right to conduct and control, through counsel of its choosing, the defense, compromise and settlement of any Third-Party Claim as to which indemnification is sought by any Indemnified Party from any Indemnifying Party hereunder. The Indemnifying Party will notify the Indemnified Party in writing, as promptly as possible (but in any case before the due date for the answer or response to the Third-Party Claim) after receipt of the notice of Third-Party Claim given by the Indemnified Party to the Indemnifying Party under Section 9.7(a) of its election to assume the defense of such Third-Party Claim. The Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such Third-Party Claim as to which the Indemnifying Party has so elected to conduct and control the defense thereof. The Indemnified Party will cooperate in connection with the defense, compromise or settlement of any Third-Party Claim pursuant to this Section 9.7 and will furnish such records, information and testimony and attend such conferences, discovery, hearings, trials and appeals as may be reasonably requested by the Indemnifying Party in connection therewith.

(c) The Indemnifying Party will give the Indemnified Party written notice of the Indemnifying Party’s intention to settle any Third-Party Claim at least ten (10) days prior to the settlement of any such Third-Party Claim. The Indemnifying Party will not settle or compromise such claim or demand without the prior written consent of the Indemnified Party, which will not be unreasonably withheld, conditioned or delayed, unless the Indemnified Party is given a full and complete release of any and all Liability by all relevant parties to such claim or demand or the damages payable and other obligations under the settlement are limited to monetary payments. Notwithstanding the foregoing to the contrary, the Indemnified Party will have the right to pay, settle or compromise any Third-Party Claim; provided that in such event the Indemnified Party will waive any right to indemnity therefor hereunder unless the Indemnifying Party has consented to such settlement or compromise.

(d) Notwithstanding anything in Section 9.7(b) to the contrary, the Indemnified Party will have the right to conduct and control, through counsel of its choosing, the defense, compromise and settlement of any Third-Party Claim that seeks as the sole remedy an injunction or other equitable relief against the Indemnified Party. Additionally, the Indemnifying Party will lose its right to contest, defend, litigate and settle the Third-Party Claim if it fails to accept a tender of the defense of the Third-Party Claim. In such event, the Indemnified Party will have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such Third-Party Claim; provided, however, that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party. Whether or not Seller Representative (on behalf of Sellers) has assumed the defense of a Third-Party Claim, no Indemnified Party will admit any liability with respect to, or settle, compromise, or discharge, any Third-Party Claim without the prior written consent of Seller Representative.

(e) If an Indemnifying Party makes an indemnification payment to an Indemnified Party with respect to any Damages, then such Indemnifying Party will be subrogated, to the extent of such payment, to all related rights and remedies of such Indemnified Party under any insurance policy, except with respect to amounts not yet recovered by such Indemnified Party (or such other Person entitled to indemnification hereunder) under any such insurance policy that already have been netted against such Damages for purposes of determining the indemnifiable amount of such Damages. Promptly following such Indemnifying Party’s request, such Indemnified Party will take all reasonably necessary, proper or desirable actions (including the execution and delivery of any document reasonably requested) to accomplish the foregoing.

(f) Notwithstanding anything to the contrary contained herein, if Sellers are the Indemnifying Parties, satisfaction of any Damages pursuant to this Article IX shall be effectuated as follows: (i) first, in respect of any claim pursuant to Section 9.2, from the Escrow Amount until the Escrow Amount is equal to zero ($0); and (ii) then, to the extent such Damages are not satisfied by clause (i) above by wire transfer of immediately available funds from Sellers to the applicable Indemnified Party within fifteen (15) Business Days of the final determination thereof.

(g) Notwithstanding anything to the contrary contained herein, if Purchasers are the Indemnifying Parties, satisfaction of any Damages pursuant to this Article IX shall be effected by wire transfer of immediately available funds from Purchasers to the applicable Indemnified Party within fifteen (15) Business Days of the final determination thereof.

(h) Notwithstanding any provision of this Section 9.7 to the contrary, any Third-Party Claim relating to Taxes will be subject to the provisions of Article X.

Section 9.8 Indemnification Exclusive Remedy; Specific Performance.

(a) Notwithstanding any other term herein, from and after the Closing and subject to Section 2.7, Section 2.8 and Section 2.9, the sole and exclusive remedy for any and all claims arising out of, relating to or resulting from this Agreement and the other Transaction Documents (including any misrepresentations, inaccuracies or breaches of representations and warranties and breaches of covenants and agreements of the parties contained in this Agreement or any other Transaction Document) will be strictly limited to the indemnification rights contained in this Article IX, and no party hereto will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the parties hereto to the fullest extent permitted by Law; provided that, in no event shall Sellers be liable, nor shall Purchaser Indemnitees be entitled to recover Damages, for any claims arising out of, relating to or resulting from the CNRS Contract or the National Energetics SOW. Notwithstanding the foregoing, nothing herein shall prevent any of the parties hereto from bringing a fraud action with respect to any express representation or warranty made to Purchasers in this Agreement or any other Transaction Document (and then limited solely in respect of such representation and warranty); provided that, in no event shall any party (or any of its successors or permitted assigns) be entitled to claim or seek rescission of the transactions consummated under any of the Transaction Documents.

(b) Each party acknowledges and agrees that the rights and obligations of each party set forth in this Agreement, including each party’s rights to consummate the transactions contemplated by this Agreement, are unique and that, if this Agreement is not performed in accordance with its terms or is otherwise breached, a non-breaching party will be damaged irreparably and have no adequate remedy at Law. Accordingly, the parties agree that any such non-breaching party will have the right, in addition to any other rights and remedies existing in its favor at Law or in equity, to seek enforcement of such Person’s rights and the breaching party’s obligations under the terms of this Agreement, by bringing an action or actions for specific performance (including for specific performance of any and all of the transactions contemplated by this Agreement), injunctive or other equitable relief (without posting of bond or other security).

Section 9.9 Mitigation of Damages. Each Indemnified Party will take, and will cause all other Indemnified Parties to take, all commercially reasonable efforts to mitigate Damages upon and after becoming aware of any event that would reasonably be expected to give rise to Damages, including diligently pursuing and attempting to recover all insurance proceeds and all other recoveries under each applicable insurance policy and contractual right to indemnification or other contractual rights.

ARTICLE X

TAX MATTERS

Section 10.1 Pre-Closing Tax Returns. Seller Representative will prepare or cause to be prepared in a manner consistent with the past practices the Purchased Companies all Tax Returns for each Purchased Company for all Pre-Closing Tax Periods that are filed after the Closing Date. Seller Representative will permit Purchaser Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing, provided that with respect to any consolidated or combined Tax Return, Seller Representative will only be required to provide the portion of such Tax Return applicable to the Purchased Company. With respect to any such Tax Return that is not a consolidated or combined Tax Return, Seller Representative will (a) reflect in such Tax Return any reasonable comments of Purchaser Representative, and (b) submit such Tax Return to the applicable Purchased Company for filing. Unless required by applicable Law, no Purchaser or Purchased Company will amend or cause to be amended any such Tax Return without the written consent of Seller Representative. Seller Representative shall remit to Purchaser Representative, no later than five (5) days prior to the due date (including extensions) for filing such Tax Returns, the amount of any Taxes due as reflected on such Tax Returns to the extent such Taxes are not reflected in Working Capital.

Section 10.2 Straddle Period Returns. Each Purchaser and Purchased Company will prepare or cause to be prepared in a manner consistent with the past practices the Purchased Companies all Tax Returns of the Purchased Companies for Straddle Periods that are filed after the Closing Date. Purchaser Representative will permit Seller Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing and will reflect in such Tax Return any reasonable comments of Seller Representative. Unless required by applicable Law, no Purchaser or Purchased Company will amend or cause to be amended any such Tax Return without the written consent of Seller Representative. Seller Representative shall remit to Purchaser, no later than five (5) days prior to the due date (including extensions) for filing such Straddle Returns, the amount of any Taxes due as reflected on such Straddle Returns to the extent that such Taxes arise in or are incurred with respect to the portion of a Straddle Period ending on or before the Closing Date and to the extent such Taxes are not reflected in Working Capital. For purposes of this Agreement, in the case of any Taxes that are payable with respect to a Straddle Period, the portion of such Taxes that relate to the portion of the Straddle Period ending on or before the Closing Date shall (i) in the case of ad valorem or property Taxes, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (ii) in the case of any other Tax, be deemed to be the amount of such Tax which would be payable (computed on an interim closing of the books basis) if the relevant taxable period ended as of the close of business on the Closing Date.

Section 10.3 Tax Benefits. Notwithstanding anything in this Article X to the contrary, any Tax Benefits will, to the maximum extent permitted by Law, be reflected on the Tax Returns of the Purchased Companies for Pre-Closing Tax Periods or the pre-Closing portion of Straddle Periods, as the case may be. Except as otherwise required by applicable Law, no party or any of its Affiliates will take any position inconsistent with such treatment.

Section 10.4 Refunds. The applicable Sellers will be entitled to any Tax refunds or overpayments that are received by any Purchaser or Purchased Company that arise in Pre-Closing Tax Periods or the pre-closing portion of any Straddle Period, except to the extent any such refund or overpayment was taken into account in determining Working Capital.

Section 10.5 Control of Audit or Tax Litigation. Seller Representative will control any audit or other Proceeding regarding any Taxes arising solely with respect to a Pre-Closing Tax Period of any Purchased Company or Asset Seller. Seller Representative will permit Purchaser Representative to review and comment on any documents in connection with such audit or other Proceeding and will take any reasonable comments into consideration prior to filing any document, provided that with respect to any such audit or Proceeding involving a consolidated or combined Tax Return, Seller Representative will only be required to provide documents applicable to the applicable Asset Seller or Purchased Company. With respect to any audit or other Proceeding not otherwise described in this Section 10.5 and involving Taxes for which Sellers are or could be required to indemnify any Purchaser Indemnitee pursuant to Article IX, Seller Representative will be permitted to participate in such audit or Proceeding, and no material issue such audit or other Proceeding will be settled or compromised without the consent of Seller Representative, which will not be unreasonably withheld, conditioned or delayed.

Section 10.6 Transfer Taxes. Each of Sellers, on the one hand, and Purchasers, on the other hand, will assume liability for and pay one-half (1/2) of all sales, use, transfer, real property transfer, documentary, recording, gains, equity transfer, and similar Taxes and fees, and any deficiency, interest, or penalty asserted with respect thereto (collectively, “Transfer Taxes”), arising out of or in connection with the transactions effected pursuant to this Agreement. Sellers and Purchasers will cooperate with one another and timely file or cause to be filed all necessary documentation and Tax Returns with respect to such Transfer Taxes.

Section 10.7 Cooperation. The parties will cooperate fully, as and to the extent reasonably requested by any other party hereto, in connection with the filing of Tax Returns pursuant to this Article X and any audit, claim for refund or other Proceeding with respect to Taxes. Such cooperation will include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Tax Return, audit or other Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 10.8 Purchase Price Allocation. For applicable Tax purposes, the Purchase Price payable to Sellers for the sale to Purchasers of the Continuum Stock, the GSI France Stock and the Purchased Assets and the Assumed Liabilities assumed by France Purchaser will be allocated among the assets of the Business, the Continuum Stock and the GSI France Stock in accordance with Section 10.8 of the Disclosure Schedule. The parties agree to (a) prepare and file each of their respective Tax Returns and any required amendments thereto, on a basis consistent with Section 10.8 of the Disclosure Schedule and (b) unless otherwise required by applicable law, take no position inconsistent with Section 10.8 of the Disclosure Schedule on any applicable Tax Return or in any audit or proceeding before any Governmental Authority.

Section 10.9 Certain Distributions. Without the consent of Seller Representative, GSI France will not make any actual or constructive dividends or other distributions (including for this purpose any transaction treated as a distribution under Section 304 of the Code and any investment in U.S. property within the meaning of Section 956 of the Code) on or prior to the last day of GSI France’s taxable year (as determined under the Code) that includes the Closing Date.

Section 10.10 Value Added Tax. The parties hereby acknowledge and agree that the execution and consummation of the Germany Transfer and Assumption Agreement shall qualify as a transfer of a going concern within the meaning of sec. 1 para. 1a German Value Added Tax (UStG) (Geschäftsveräußerung im Ganzen) and will therefore not be subject to German value added Tax (“VAT”).

(a) Purchaser Representative (i) shall notify the applicable Governmental Authority of the new business according to sec. 138 (1) of the German General Tax Code (AO) no later than one (1) month after the Germany Closing Date and (ii) shall provide GSI Germany with a proof of such notification no later than three (3) days thereafter. Purchasers jointly and severally covenant and agree that Germany Purchaser shall be an entrepreneur (Unternehmer) within the meaning of the German Value Added Tax Act (UStG) as of the Germany Closing Date, the acquisition of the Purchased Germany Assets pursuant to Section 2.4 and the Germany Transfer and Assumption Agreement is solely made for Germany Purchaser’s enterprise pursuant to sec. 1 para. 1a German Value Added Tax Act and Germany Purchaser will substantially continue the acquired business activities in Germany.

(b) Any claim for a breach of Section 10.10(a) shall survive until, and not be time-barred prior to, six (6) months after the expiration of the applicable statutory period for issuing the respective Tax assessment notice in which a claim against GSI Germany can be made for repayment of input VAT.

(c) Notwithstanding Section 10.10(a) and that the sale and transfer of the Purchased Germany Assets pursuant to Section 2.4 and the Germany Transfer and Assumption Agreement may be deemed taxable (steuerbar), (i) GSI Germany hereby declares for reason of precaution (vorsorglich) and unconditionally (unbedingt) pursuant to sec. 9 German Value Added Tax Act (UStG) the waiver of the VAT exemption granted by sec. 4 no. 8 lit. c German Value Added Tax (UStG) with regard to the any sold receivables.

(d) In the event the applicable Governmental Authority with competent jurisdiction over GSI Germany decides pursuant to a Final Determination (bestandskräftig) that the sale and transfer of the assets pursuant to Section 2.4 and the Germany Transfer and Assumption Agreement is taxable, the following shall apply:

(i) any VAT resulting from any supply or service rendered by GSI Germany under the Germany Transfer and Assumption Agreement (plus interest and any other ancillary charges) shall be paid by Purchasers to GSI Germany in addition to the net purchase price pursuant to Section 2.5 allocated to the Purchased Germany Assets, provided that Germany Purchaser does not owe the VAT directly to the applicable Governmental Authority under the reverse-charge provisions. Such VAT payments shall be due and payable within thirty (30) Business Days after GSI Germany (or any other member of the VAT group, as the case may be) has provided Germany Purchaser with an invoice in compliance with the requirements of sec. 14 German Value Added Tax Act (UStG). If the purchase price allocation applied in such invoice is not accepted by the applicable Governmental Authority with competent jurisdiction over GSI Germany and the VAT payable or paid by GSI Germany is higher than the VAT amount paid by Germany Purchaser to GSI Germany for such assets, then Purchasers shall pay the corresponding excess amount to GSI Germany within thirty (30) Business Days after receipt of an amended invoice setting forth such excess amount; and

(ii) GSI Germany shall and Purchaser Representative shall cause Germany Purchaser to use commercially reasonable efforts to obtain, from the applicable Governmental Authority with competent jurisdiction over GSI Germany and the applicable Governmental Authority with competent jurisdiction over Germany Purchaser, a consistent assessment as to whether the execution and consummation of the Germany Transfer and Assumption Agreement constitutes a transfer of going concern.

ARTICLE XI

TERMINATION

Section 11.1 General. The parties will have the rights and remedies with respect to the termination or enforcement of this Agreement that are set forth in this Article XI.

Section 11.2 Right to Terminate. This Agreement and the transactions contemplated by this Agreement may be terminated at any time prior to the Closing by written notice given in accordance with Section 14.4:

(a) by the mutual written consent of Purchaser Representative and Seller Representative;

(b) by either Purchaser Representative or Seller Representative if the Closing will not have occurred at or before 5:00 p.m., Eastern time, on August 15, 2014; provided, however, that the right to terminate this Agreement under this Section 11.2(b) will not be available to a party (including, for the avoidance of doubt, (i) in the case of Seller Representative, any Seller, and (ii) in the case of Purchaser Representative, any Purchaser) whose material breach or failure to fulfill any of its covenants, obligations or agreements under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or prior to such date;

(c) by Purchaser Representative in the event of any material breach or violation by Sellers or Purchased Companies of any of Sellers’ or Purchased Companies’ covenants, obligations, agreements, representations or warranties contained herein and the failure of Sellers and Purchased Companies to cure such breach (to the extent capable of cure) within thirty (30) days after receipt of notice from Purchaser Representative requesting such breach to be cured; provided, however, that the right to terminate this Agreement under this Section 11.2(c) will not be available to Purchaser Representative if any Purchaser is in material breach of, or has failed to fulfill, any of its covenants, obligations or agreements under this Agreement;

(d) by Seller Representative in the event of any material breach or violation by Purchasers of any of Purchasers’ covenants, obligations, agreements, representations or warranties contained herein and the failure of Purchasers to cure such breach (to the extent capable of cure) within thirty (30) days after receipt of notice from Seller Representative requesting such breach to be cured; provided, however, that the right to terminate this Agreement under this Section 11.2(d) will not be available to Seller Representative if any Seller or Purchased Company is in material breach of, or has failed to fulfill, any of its covenants, obligations or agreements under this Agreement; or

(e) by Purchaser Representative or Seller Representative if there is in effect a final, non-appealable Order of a court of competent jurisdiction precluding the consummation of any of the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement under this Section 11.2(e) will not be available to any party whose failure to fulfill any of its covenants, obligations or agreements under this Agreement has been the cause of or resulted in the Order.

Section 11.3 Remedies Upon Termination. If this Agreement is terminated pursuant to Section 11.2, then each of the parties will be relieved of their respective duties and obligations under this Agreement to the extent that such duties and obligations would otherwise arise after the date of such termination, except as set forth in Section 11.4, and no party will have any claim against any other party unless the circumstances giving rise to the termination of this Agreement were caused by a party’s willful breach of a material representation, warranty or covenant set forth in this Agreement, in which event termination of this Agreement will not be deemed or construed as limiting or denying any legal or equitable right or remedy of the non-breaching parties. If, following the termination of this Agreement, any Proceeding is commenced by any party to pursue any legal or equitable right or remedy against any other party whose willful breach of a material representation, warranty or covenant herein results in the termination of this Agreement, then all fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the prevailing party in such litigation or other Proceeding will be reimbursed by the losing party; provided that if a party to such Proceeding prevails in part, and loses in part, then the court, arbitrator or other adjudicator presiding over such Proceeding will award a reimbursement of the fees, costs and expenses incurred by such party on an equitable basis.

Section 11.4 Certain Other Effects of Termination. In the event of the termination of this Agreement by either Seller Representative or Purchaser Representative as provided in Section 11.2:

(a) Notwithstanding anything to the contrary in this Article XI or elsewhere in this Agreement, the provisions of this Article XI, Article XII, Article XIII and Article XIV will survive any termination of this Agreement and will be enforceable by the parties hereto; and

(b) the Confidentiality Agreement will remain in full force and effect in accordance with Section 6.1 and survive termination of this Agreement.

ARTICLE XII

SELLER REPRESENTATIVE; PURCHASER REPRESENTATIVE

Section 12.1 Seller Representative.

(a) Each Seller and Purchased Company (in the case of each Purchased Company, solely with respect to the period prior to and including the Closing) hereby irrevocably constitutes and appoints Seller Representative as such Person’s attorney-in-fact and agent in connection with the execution and performance of this Agreement and the other Transaction Documents. This power is irrevocable and coupled with an interest, and will not be affected by the dissolution, bankruptcy or other inability to act of any Seller or Purchased Company.

(b) Each Seller and Purchased Company (in the case of each Purchased Company, solely with respect to the period prior to and including the Closing) hereby irrevocably grants Seller Representative full power and authority: (i) to execute and deliver, on behalf of such Person, and to accept delivery of, on behalf of such Person, such documents, instruments, certificates or agreements as may be deemed by Seller Representative, in its sole discretion, to be appropriate to consummate the transactions contemplated by this Agreement; (ii) to endorse and to deliver on behalf of such Person, certificates representing the Continuum Stock or the GSI France Stock to be sold by such Person at the Closing; (iii) to make decisions on behalf of such Person with respect to the transactions and matters contemplated under this Agreement or any other Transaction Document, including adjustments to the Purchase Price and indemnification claims; (iv) to acknowledge receipt at the Closing of the Purchase Price for the Continuum Stock, the GSI France Stock and the Purchased Assets sold by such Person at the Closing, as payment in full for the Continuum Stock, the GSI France Stock and the Purchased Assets, to designate the manner of payment of such Purchase Price and to certify, on behalf of such Person, as to the accuracy of the representations and warranties of such Person under, or pursuant to the terms of, this Agreement and the other Transaction Documents; (v) to (A) dispute or refrain from disputing, on behalf of such Person, any claim made by any Purchaser Indemnitee or any other Person under this Agreement or any other Transaction Document; (B) negotiate and compromise, on behalf of such Person, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement; and (C) execute, on behalf of such Person, any settlement agreement, release or other document, instrument, certificate or agreement with respect to such dispute or remedy; (vi) to waive, on behalf of such Person, any closing condition contained in Article VIII; (vii) to give or agree to, on behalf of such Person, any and all consents, waivers, amendments or modifications deemed by Seller Representative, in its sole discretion, to be necessary or appropriate, under this Agreement or any other Transaction Document, and, in each case, to execute and deliver any documents, instruments, certificates or agreements that may be necessary or appropriate in connection therewith; (viii) to enforce, on behalf of such Person, any claim against any Purchaser arising under this Agreement or any other Transaction Document; (ix) to engage attorneys, accountants and other agents at the expense of such Person; (x) to amend this Agreement (other than this Section 12.1) or any other Transaction Document or any of the documents, instruments, certificates or agreements delivered or to be delivered to any Purchaser by such Person pursuant to this Agreement or any other Transaction Documents; and (xii) to give such instructions and to take such action or refrain from taking such action, on behalf of such Person, as Seller Representative deems, in its sole discretion, necessary or appropriate to carry out the provisions of this Agreement or any other Transaction Document, including the exercise of all rights granted to such Person under this Agreement or any other Transaction Document. A Seller or Purchased Company, as applicable, will be deemed a party or a signatory to any document, instrument, certificate or agreement which Seller Representative signs on behalf of such Person.

(c) Each Seller and Purchased Company (in the case of each Purchased Company, solely with respect to the period prior to and including the Closing) hereby agrees to the following:

(i) In all matters in which action by Seller Representative is required or permitted, Seller Representative is authorized to act on behalf of such Person, notwithstanding any dispute or disagreement among Sellers or Purchased Companies or between any Seller or Purchased Company and Seller Representative, and Purchasers will be entitled to rely on any and all action taken by Seller Representative under this Agreement and any other Transaction Document without any Liability to, or obligation to inquire of, any Seller or Purchased Company, notwithstanding any knowledge on the part of any Purchaser of any such dispute or disagreement.

(ii) Notice to Seller Representative, delivered in the manner provided in Section 14.4, will be deemed to be notice to all Sellers and Purchased Companies (in the case of each Purchased Company, solely with respect to the period prior to and including the Closing) for purposes of this Agreement.

(iii) The power and authority of Seller Representative, as described in this Agreement, will continue in force until all rights and obligations of Sellers and Purchased Companies under this Agreement and any other Transaction Document will have terminated, expired or been fully performed.

(iv) Sellers will have the right, exercisable from time to time upon written notice delivered to Seller Representative and Purchaser Representative, to remove Seller Representative, with or without cause, and to appoint a Seller to fill a vacancy caused by the resignation or removal of Seller Representative.

(v) If Seller Representative resigns or is removed or otherwise ceases to function in his capacity as such for any reason whatsoever, and no successor is appointed pursuant Section 12.1(c)(iv) within thirty (30) days, then Purchaser Representative will have the right to appoint a Seller to act as Seller Representative to serve as described in this Agreement.

(vi) Each Seller and Purchased Company (in the case of each Purchased Company, solely with respect to the period prior to and including the Closing) agrees that, notwithstanding the foregoing, at the request of Purchaser Representative, such Person will take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and any other Transaction Document (including delivery of such the Continuum Stock, the GSI France Stock or any Purchased Asset, as applicable, and acceptance of the Purchase Price therefor) individually on such Person’s own behalf, and to deliver any other documents, instruments, certificates or agreements required of such Person pursuant to the terms hereof or thereof.

(d) Each Seller and Purchased Company (in the case of each Purchased Company, solely with respect to the period prior to and including the Closing), jointly and severally, will indemnify, defend, protect, reimburse and hold harmless Seller Representative against any Damages (except such Damages resulting from Seller Representative’s gross negligence or willful misconduct) that Seller Representative may suffer or incur in connection with any action or omission of as Seller Representative. Each Seller’s and Purchased Company’s (in the case of each Purchased Company, solely with respect to the period prior to and including the Closing) obligation with respect to Seller Representative under this Section 12.1(d) will survive the Closing and continue indefinitely (and will not merge into any instrument of conveyance or be limited in duration by any applicable statute of limitations or otherwise). Seller Representative will not be liable to any Seller or Purchased Company with respect to any action or omission taken or omitted to be taken by Seller Representative pursuant to this Section 12.1, except for Seller Representative’s intentional and knowing fraud or willful misconduct.

(e) Seller Representative will be entitled to retain counsel and to incur such expenses (including court costs and attorneys’ fees and expenses) as Seller Representative deems to be necessary or appropriate in connection with its performance of its obligations under this Agreement. All fees and expenses incurred by Seller Representative in performing its duties hereunder or under any other Transaction Document will be borne by Sellers on a joint and several basis.

Section 12.2 Purchaser Representative.

(a) Each Purchaser and Purchased Company (in the case of each Purchased Company, solely with respect to the period after the Closing) hereby irrevocably constitutes and appoints Purchaser Representative as such Person’s attorney-in-fact and agent in connection with the execution and performance of this Agreement and the other Transaction Documents. This power is irrevocable and coupled with an interest, and will not be affected by the dissolution, bankruptcy or other inability to act of any Purchaser or Purchased Company.

(b) Each Purchaser and Purchased Company (in the case of each Purchased Company, solely with respect to the period after the Closing) hereby irrevocably grants Purchaser Representative full power and authority: (i) execute and deliver, on behalf of such Person, and to accept delivery of, on behalf of such Person, such documents, instruments, certificates or agreements as may be deemed by Purchaser Representative, in its sole discretion, to be appropriate to consummate the transactions contemplated by this Agreement; (ii) to endorse and to accept on behalf of such Person, certificates representing the Continuum Stock or the GSI France Stock to be received by such Person at the Closing; (iii) to make decisions on behalf of such Person with respect to the transactions and matters contemplated under this Agreement or any other Transaction Document, including adjustments to the Purchase Price and indemnification claims; (iv) to deliver at the Closing of the Purchase Price for the Continuum Stock, the GSI France Stock and the Purchased Assets as payment in full for the Continuum Stock, the GSI France Stock and the Purchased Assets, to designate the manner of payment of such Purchase Price and to certify, on behalf of such Person, as to the accuracy of the representations and warranties of such Person under, or pursuant to the terms of, this Agreement and the other Transaction Documents; (v) to (A) dispute or refrain from disputing, on behalf of such Person, any claim made by any Seller Indemnitee or any other Person under this Agreement or any other Transaction Document; (B) negotiate and compromise, on behalf of such Person, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement; and (C) execute, on behalf of such Person, any settlement agreement, release or other document, instrument, certificate or agreement with respect to such dispute or remedy; (vi) to waive, on behalf of such Person, any closing condition contained in Article VIII (vii) to give or agree to, on behalf of such Person, any and all consents, waivers, amendments or modifications deemed by Purchaser Representative, in its sole discretion, to be necessary or appropriate, under this Agreement or any other Transaction Document, and, in each case, to execute and deliver any documents, instruments, certificates or agreements that may be necessary or appropriate in connection therewith; (vi) to enforce, on behalf of such Person, any claim against any Seller or Purchased Company arising under this Agreement or any other Transaction Document; (vii) to engage attorneys, accountants and other agents at the expense of such Person; (viii) to amend this Agreement (other than this Section 12.2) or any other Transaction Document or any of the documents, instruments, certificates or agreements delivered or to be delivered to any Purchaser by such Person pursuant to this Agreement or any other Transaction Documents; and (ix) to give such instructions and to take such action or refrain from taking such action, on behalf of such Person, as Purchaser Representative deems, in its sole discretion, necessary or appropriate to carry out the provisions of this Agreement or any other Transaction Document, including the exercise of all rights granted to such Person under this Agreement or any other Transaction Document. A Purchaser will be deemed a party or a signatory to any document, instrument, certificate or agreement which Purchaser Representative signs on behalf of such Purchaser.

(c) Each Purchaser and Purchased Company (in the case of each Purchased Company, solely with respect to the period after the Closing) hereby agrees to the following:

(i) In all matters in which action by Purchaser Representative is required or permitted, Purchaser Representative is authorized to act on behalf of such Person, notwithstanding any dispute or disagreement among Purchasers or Purchased Companies or between any Purchaser or Purchased Company and Purchaser Representative, and Sellers will be entitled to rely on any and all action taken by Purchaser Representative under this Agreement and any other Transaction Document without any Liability to, or obligation to inquire of, any Purchaser or Purchased Company, notwithstanding any knowledge on the part of any Seller of any such dispute or disagreement.

(ii) Notice to Purchaser Representative, delivered in the manner provided in Section 14.4, will be deemed to be notice to all Purchasers and Purchased Companies (in the case of each Purchased Company, solely with respect to the period after the Closing) for purposes of this Agreement.

(iii) The power and authority of Purchaser Representative, as described in this Agreement, will continue in force until all rights and obligations of Purchasers and Purchased Companies under this Agreement and any other Transaction Document will have terminated, expired or been fully performed.

(iv) Purchasers will have the right, exercisable from time to time upon written notice delivered to Purchaser Representative and Purchaser Representative, to remove Purchaser Representative, with or without cause, and to appoint a Purchaser to fill a vacancy caused by the resignation or removal of Purchaser Representative.

(v) If Purchaser Representative resigns or is removed or otherwise ceases to function in his capacity as such for any reason whatsoever, and no successor is appointed pursuant Section 12.2(c)(iv) within thirty (30) days, then Seller Representative will have the right to appoint a Purchaser to act as Purchaser Representative to serve as described in this Agreement.

(vi) Each Purchaser and Purchased Company (in the case of each Purchased Company, solely with respect to the period after the Closing) agrees that, notwithstanding the foregoing, at the request of Seller Representative, such Person will take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and any other Transaction Document (including accepting the Continuum Stock, the GSI France Stock or any Purchased Asset, as applicable, assuming any Assumed Liabilities and paying the Purchase Price therefor) individually on such Person’s own behalf, and to deliver any other documents, instruments, certificates or agreements required of such Person pursuant to the terms hereof or thereof.

(d) Each Purchaser and Purchased Company (in the case of each Purchased Company, solely with respect to the period after the Closing), jointly and severally, will indemnify, defend, protect, reimburse and hold harmless Purchaser Representative against any Damages (except such Damages resulting from Purchaser Representative’s gross negligence or willful misconduct) that Purchaser Representative may suffer or incur in connection with any action or omission of as Purchaser Representative. Each Purchaser’s and Purchased Company’s (in the case of each Purchased Company, solely with respect to the period after the Closing) obligation with respect to Purchaser Representative under this Section 12.2(d) will survive the Closing and continue indefinitely (and will not merge into any instrument of conveyance or be limited in duration by any applicable statute of limitations or otherwise). Purchaser Representative will not be liable to any Purchaser or Purchased Company with respect to any action or omission taken or omitted to be taken by Purchaser Representative pursuant to this Section 12.1, except for Purchaser Representative’s intentional and knowing fraud or willful misconduct.

(e) Purchaser Representative will be entitled to retain counsel and to incur such expenses (including court costs and attorneys’ fees and expenses) as Purchaser Representative deems to be necessary or appropriate in connection with its performance of its obligations under this Agreement. All fees and expenses incurred by Purchaser Representative in performing its duties hereunder or under any other Transaction Document will be borne by Purchasers on a joint and several basis.

ARTICLE XIII

ADDITIONAL COVENANTS

Section 13.1 Limitations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III (WHICH, FOR THE AVOIDANCE OF DOUBT, ARE QUALIFIED BY ANY RELATED ITEM IN THE DISCLOSURE SCHEDULE), NO SELLER OR PURCHASED COMPANY IS MAKING OR WILL BE DEEMED TO HAVE MADE AND NOR WILL ANY SELLER OR PURCHASED COMPANY (OR ANY OTHER PERSON) HAVE OR BE SUBJECT TO ANY LIABILITY ARISING OUT OF, RELATING TO OR RESULTING FROM, ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS

OR IMPLIED (INCLUDING WITH RESPECT TO MERCHANTABILITY OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE), AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE BUSINESS, THE CONTINUUM STOCK, THE GSI FRANCE STOCK, THE PURCHASED ASSETS, THE ASSUMED LIABILITIES, ANY SELLER, EITHER PURCHASED COMPANY OR THE BUSINESS, FINANCIAL CONDITION AND ASSETS (INCLUDING THE CONDITION, VALUE, QUALITY OR SUITABILITY OF ANY ASSETS) OR LIABILITIES OF THE PURCHASED COMPANIES, THE BUSINESS OR ANY SELLER, AND EACH PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT PURCHASERS ARE ACQUIRING THE CONTINUUM STOCK, THE GSI FRANCE STOCK, THE PURCHASED ASSETS, THE ASSUMED LIABILITIES AND THE BUSINESS ON AN “AS IS, WHERE IS” BASIS. EACH PURCHASER REPRESENTS, WARRANTS AND ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE III, NO SELLER, PURCHASED COMPANY OR ANY OTHER PERSON HAS MADE, AND SELLERS AND PURCHASED COMPANIES HEREBY EXPRESSLY DISCLAIM AND NEGATE, AND PURCHASERS AND THEIR RESPECTIVE AFFILIATES HEREBY EXPRESSLY WAIVE AND ARE NOT RELYING ON ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO, AND PURCHASERS AND THEIR RESPECTIVE AFFILIATES HEREBY EXPRESSLY WAIVE AND RELINQUISH ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION IN CONNECTION WITH THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY REPRESENTATIONS, WARRANTIES, STATEMENTS, INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) OR DOCUMENTS HERETOFORE FURNISHED OR MADE AVAILABLE TO ANY PURCHASER OR ANY OF ITS REPRESENTATIVES OR AFFILIATES BY OR ON BEHALF OF ANY SELLER OR PURCHASED COMPANY (IT BEING INTENDED THAT NO SUCH PRIOR REPRESENTATIONS, WARRANTIES, STATEMENTS, INFORMATION, DATA OR OTHER MATERIALS WILL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT). EXCEPT AS SET FORTH EXPRESSLY IN THIS AGREEMENT, SELLERS AND PURCHASED COMPANIES DISCLAIM ANY EXPRESS OR IMPLIED WARRANTY RELATING TO THE CONTINUUM STOCK, THE GSI STOCK, THE PURCHASED ASSETS, THE ASSUMED LIABILITIES, THE BUSINESS OR ANY ASSET (TANGIBLE, INTANGIBLE OR MIXED) OF THE BUSINESS, INCLUDING IMPLIED WARRANTIES OF FITNESS, NON-INFRINGEMENT, MERCHANTABILITY OR SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE. EACH PURCHASER AND ITS REPRESENTATIVES AND AFFILIATES HAS RECEIVED FROM OR ON BEHALF OF PURCHASED COMPANIES, SELLERS OR THE BUSINESS CERTAIN ESTIMATES, BUDGETS, FORECASTS, PLANS AND FINANCIAL PROJECTIONS (“FORWARD-LOOKING STATEMENTS”), AND EACH PURCHASER ACKNOWLEDGES THAT (I) THERE ARE UNCERTAINTIES INHERENT IN MAKING FORWARD-LOOKING STATEMENTS AND (II) IT IS FAMILIAR WITH SUCH UNCERTAINTIES AND HAS MADE ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL FORWARD-LOOKING STATEMENTS SO FURNISHED TO IT AND ITS REPRESENTATIVES (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING FORWARD-LOOKING STATEMENTS WHERE SUCH ASSUMPTIONS ARE EXPLICITLY DISCLOSED). NO PURCHASER OR ANY OF ITS AFFILIATES HAS RELIED UPON, AND EACH PURCHASER EXPRESSLY WAIVES AND

RELEASES EACH SELLER AND ITS AFFILIATES FROM ANY LIABILITY FOR ANY CLAIMS OR DAMAGES (INCLUDING CLAIMS BASED UPON FRAUDULENT INDUCEMENT) ARISING OUT OF, RELATING TO OR RESULTING FROM ANY FORWARD-LOOKING STATEMENTS. NO PURCHASED COMPANY, SELLER OR ANY OTHER PERSON IS MAKING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO, OR WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO ANY PURCHASER OR OTHER PERSON RESULTING FROM, THE DISTRIBUTION TO ANY PURCHASER, OR ITS USE OF, FORWARD-LOOKING STATEMENTS.

Section 13.2 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement may only be brought against the Persons that are expressly named as parties to or third party beneficiaries of this Agreement. Except to the extent named as a party to or third party beneficiary of this Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, no past, present or future equityholder, stockholder, shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or representative of any party to this Agreement will have any Liability for any of the representations, warranties, covenants, agreements or other Liabilities of any of the parties to this Agreement or for any claim based upon, arising out of or related to this Agreement or the transactions contemplated hereby. Without limiting the foregoing, no claim will be brought or maintained by any Purchaser or other Purchaser Indemnitee or any of their respective successors or permitted assigns against any officer, director, employee (present or former), partner or Affiliate of any party hereto which is not otherwise expressly identified as a party to this Agreement, and no recourse will be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements of any party hereto set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder.

Section 13.3 Disclosure Schedule. All representations and warranties of Sellers are made subject to and modified by the exceptions noted in the schedules delivered by Seller Representative to Purchaser Representative concurrently herewith and identified as the “Disclosure Schedule,” as it may be modified from time to time pursuant to Section 5.7. A disclosure made by any Seller in any Section of the Disclosure Schedule (or subparts thereof) that is readily apparent to Purchaser Representative as being applicable with respect to another Section of this Agreement or the Disclosure Schedule (or subparts thereof) in order to avoid a misrepresentation thereunder will be deemed, for all purposes of this Agreement, to have been made with respect to such other Sections of this Agreement and/or the Disclosure Schedule (or subparts thereof), notwithstanding any lack of a Schedule reference in any representation or warranty. Information reflected in the Disclosure Schedule is not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule. Such additional information is set forth for informational purposes and does not necessarily include other matters of a similar nature. Disclosure of such additional information will not be deemed to constitute an acknowledgment that such information is required to be disclosed, and disclosure of such information will not be deemed to enlarge or enhance any of the representations or warranties in this Agreement or otherwise alter in any way the terms of this Agreement. Inclusion of information in the Disclosure Schedule will not be construed as an admission that such information is material to the business, assets, liabilities, financial position, operations, results of operations or prospects of the Business or any Seller or Purchased Company, except in the event that such disclosure is responsive to an affirmative requirement to disclose a material item (and then only with respect to the parties to this Agreement).

Section 13.4 Guarantee.

(a) Guarantor (i) absolutely, unconditionally and irrevocably guarantees, as a principal and not as a surety, to Purchasers the due and timely performance by each Seller and Purchased Company (in the case of the Purchased Companies, only for the period prior to and including the Closing), of such Person’s covenants, agreements, obligations, commitments, undertakings, and indemnities given or undertaken or expressed to be given or undertaken under this Agreement (collectively, the “Guaranteed Obligations”) and (ii) will indemnify Purchasers and hold Purchasers harmless against and be liable for any Damages which Purchasers may suffer, sustain or become subject to as a result of any Seller’s or Purchased Company’s failure to perform any such Guaranteed Obligations or in enforcing this Section 13.4.

(b) The guarantee in this Section 13.4 is a guarantee of payment and performance, and not merely of collection, and Guarantor acknowledges and agrees that no release or extinguishments of Sellers’ or Purchased Companies’ Liabilities (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, will affect the continuing validity and enforceability of this guarantee, provided, however, that, notwithstanding anything in this Agreement to the contrary, in no event will the aggregate amount of the Guaranteed Obligations or the aggregate Liability of Guarantor exceed an amount equal to the Base Purchase Price (such amount the “Aggregate Limit”), and Purchasers agree that they will not assert any claim, directly or indirectly, that Guarantor is liable for any amount in excess of the Aggregate Limit. For the avoidance of doubt, the Aggregate Limit is applicable to all obligations, collectively of the Guarantor under, or in connection with, this Agreement and the transactions contemplated thereby, whether in contract, tort or otherwise.

(c) Guarantor’s Liability under this Agreement is absolute, unconditional, irrevocable and continuing irrespective, without limitation, of:

(i) any modification, amendment, consent, extension, forbearance or waiver of or any consent to departure from this Agreement that may be agreed to by any Party;

(ii) any action or inaction by Purchasers under or in respect of this Agreement, any failure, lack of diligence, omission or delay on the part of any Purchaser to enforce, assert or exercise any right, power or remedy conferred on any Purchaser in this Agreement;

(iii) any merger or consolidation of the parties or any other Person into or with any Person, or any sale, lease or transfer of any of the Purchased Companies or the Purchased Assets, the parties or any other Person to any other Person;

(iv) any change in the ownership of any party; or

(v) any other occurrence, circumstance, happening or event, whether similar or dissimilar to the foregoing and whether foreseen or unforeseen, which otherwise might constitute a legal or equitable defense or discharge of the liabilities of a guarantor or surety or which otherwise might limit recourse against Guarantor or any other Person.

(d) Guarantor hereby waives, for the benefit of Purchasers, (i) any right to require Purchasers, as a condition of payment or performance by Guarantor, to proceed against Sellers or Purchased Companies, to exhaust any security held by any Seller or Purchased Company or to pursue any other remedies against any Seller or Purchased Company whatsoever, (ii) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law that limit the Liability of or exonerate guarantors or sureties, (iii) any and all notices, including promptness, diligence, notice of acceptance of this Agreement and any other notice with respect to any of the Guaranteed Obligations and this Agreement, and (iv) any duty of any Purchaser to advise Guarantor of any information known to Purchasers regarding Sellers, Purchased Companies or their respective ability to perform under this Agreement with respect to any of the Guaranteed Obligations. Each Purchaser may at any time and from time to time without notice to or consent of Guarantor and without impairing or releasing the obligations of Guarantor hereunder, with respect to any of the Guaranteed Obligations, (A) agree with any Seller or Purchased Company to make any change in the terms of the Guaranteed Obligations, (B) take or fail to take any action of any kind in respect of any security for the Guaranteed Obligations, (C) exercise or refrain from exercising any rights against Sellers or others, or (D) compromise or subordinate the Guaranteed Obligations, including any security therefor. Any other suretyship defenses are hereby waived by Guarantor with respect to any of the Guaranteed Obligations.

(e) The provisions of this Section 13.4 will continue to be effective or be reinstated, as the case may be, if (i) at any time and to the extent that any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the payee thereof upon the insolvency, bankruptcy, reorganization or similar event of any Seller or Guarantor, all as though such payment had not been made or (ii) the obligations of Guarantor under this Section 13.4, with respect to any of the Guaranteed Obligations, are released in consideration of a payment of money or transfer of property by any Seller or any other Person and to the extent that such payment, transfer or grant is rescinded or must otherwise be returned by the recipient thereof upon the insolvency, bankruptcy, reorganization or similar event of any Seller, Guarantor or such other Person, all as though such payment, transfer or grant had not been made.

(f) Purchasers hereby covenant and agree that they will not institute any Proceeding or bring any other claim against Guarantor arising under this Agreement or the transactions contemplated hereby (i) except for claims against Guarantor for the Guaranteed Obligations for an amount not more than the Aggregate Limit or (ii) to recover more than the Aggregate Limit against Guarantor, and Purchasers will promptly return all monies paid to them in excess thereof. Nothing set forth in this Section 13.4 will confer or give to any Person other than Purchasers any rights or remedies against any Person, including Guarantor, except as expressly set forth herein. This Section 13.4(f) will survive termination of this Agreement.

(g) Notwithstanding the foregoing, the guarantee set forth in this Section 13.4 will terminate and Guarantor will have no further obligations under the guarantee set forth in this Section 13.4 as of the date of the performance by Sellers of all Guaranteed Obligations.

ARTICLE XIV

MISCELLANEOUS

Section 14.1 Transaction Expenses. Except as otherwise provided herein (including with respect to Transaction Expenses), each party will bear all fees and expenses incurred by such party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including financial advisors’, attorneys’, accountants’ and other professional fees and expenses in connection with the transactions contemplated in this Agreement and the other Transaction Documents.

Section 14.2 Bulk Sales Laws. Purchasers hereby waive compliance by Asset Sellers with the provisions of the “bulk sales laws” of any state or other jurisdiction which may be applicable to the transactions contemplated by this Agreement.

Section 14.3 Publicity. At any time prior to the Closing, except as otherwise required by Law or applicable securities exchange rules, press releases and other publicity concerning this transaction will be made only with the prior agreement of Seller Representative and Purchaser Representative (and in any event, the parties will use all reasonable efforts to consult and agree with each other with respect to the content of any such required press release or other publicity prior to the Closing). Following the Closing, except as otherwise required by Law or applicable securities exchange rules or with the written consent of Seller Representative and Purchaser Representative, no press releases or other publicity will state the amount of the Purchase Price or the material terms of this Agreement or any Transaction Document.

Section 14.4 Notices. All notices required or permitted to be given hereunder will be in writing and may be delivered by hand, by facsimile, by electronic transmission in PDF format or similar format, by nationally recognized private courier, or by United States mail. Notices delivered by mail will be deemed given five (5) Business Days after being deposited in the mail, postage prepaid, registered or certified mail, return receipt requested. Notices delivered by hand will be deemed delivered when actually delivered. Notices given by internationally recognized private courier will be deemed delivered on the date delivery is promised by the courier. Notices given by facsimile or by electronic transmission with a confirmation of transmission by the transmitting equipment will be deemed given upon transmission; provided, however, that a notice delivered by facsimile or electronic transmission that has not been confirmed or acknowledged (including any response to such transmission) by recipient will only be effective if such notice is also delivered by hand, deposited in the mail, postage prepaid, registered or certified mail, or given by internationally recognized private courier on or before five (5) Business Days after its delivery by facsimile or electronic transmission. All notices will be addressed as follows:

If to Seller Representative or any Seller or Purchased Company (in the case of each Purchased Company, solely with respect to the period prior to and including the Closing):

GSI Group Inc. 125 Middlesex Turnpike Bedford, Massachusetts 01730 United States of America
Attention:	John Fox
Facsimile:	+1 (781) 266-5114
Email:	john.fox@gsig.com

with a copy to:

Perkins Coie LLP 1900 Sixteenth Street, Suite 1400 Denver, Colorado 80202 United States of America
Attention:	Nathaniel G. Ford and Kester Spindler
Facsimile:	+1 (303) 291-2336
Email:	nford@perkinscoie.com and kspindler@perkinscoie.com

If to Purchaser Representative or any Purchaser or Purchased Company (in the case of each Purchased Company, solely with respect to the period after the Closing):

Amplitude Laser, Inc. c/o Amplitude Technologies, S.A. 2/4 Rue du Bois Chaland Ce2926 Lisses 91029 Evry Cedex France
Attention:	Gilles Riboulet
Fax:	+33 (0)1 64 97 58 17
Email:	griboulet@amplitude-technologies.com

with a copy to:

Amplitude Laser, Inc c/o Phase 2/4 Rue du Bois Chaland Ce2926 Lisses 91029 Evry Cedex France
Attention:	Gilles Riboulet
Fax:	+33 (0)1 64 97 58 17
Email:	griboulet@amplitude-technologies.com

with an additional copy to:

Dorsey & Whitney LLP 50 South Sixth Street, Suite 1500 Minneapolis, MN 55402 United States of America
Attention: Brian Moore
Fax: (612) 395-5247
Email: moore.brian@dorsey.com

or to such other respective addresses or addressees as may be designated by notice given in accordance with the provisions of this Section 14.4.

Section 14.5 Entire Agreement; Amendments. This Agreement, the other Transaction Documents, the Confidentiality Agreement and the instruments and agreements to be delivered by the parties pursuant to the provisions hereof and thereof constitute the entire agreement among the parties and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. Each exhibit and schedule to this Agreement and the other Transaction Documents will be considered incorporated into this Agreement or the other Transaction Documents, as applicable. Any amendments, or alternative or supplementary provisions, to this Agreement must be made in writing and duly executed by Purchaser Representative and Seller Representative.

Section 14.6 Non-Waiver. The failure in any one (1) or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement or to exercise any right or privilege in this Agreement conferred, or the waiver by such party of any breach of any of the terms, covenants or conditions of this Agreement, will not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same will continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver will be effective unless it is in writing and signed by an authorized representative of the waiving party, and no waiver of any of the provisions of this Agreement will be deemed or will constitute a waiver of any other provision, whether or not similar.

Section 14.7 Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered will be deemed an original and all of which taken together will constitute one (1) and the same Agreement.

Section 14.8 Delivery by Electronic Transmission. This Agreement and any other Transaction Document, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, .PDF, or other electronic transmission, will be treated in all manner and respects as an original contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract will raise the use of a facsimile machine, .PDF, or other electronic transmission to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine, ..PDF or other electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

Section 14.9 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and, for purposes of such jurisdiction, such provision or portion thereof will be struck from the remainder of this Agreement, which will remain in full force and effect, in each case, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 14.10 Applicable Law. This Agreement and any controversy related to or arising, directly or indirectly, out of, caused by or resulting from this Agreement will be governed by and construed in accordance with the domestic Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 14.11 Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties and nothing in this Agreement, and, except as aforesaid, no provision of this Agreement will be deemed, whether express or implied, to confer any remedy, claim or right upon any third-party. Without limiting the generality of the foregoing, the parties expressly confirm their agreement that, in addition to Purchasers, Purchased Companies and Sellers, the Purchaser Indemnitees and the Seller Indemnitees, as the case may be, will also enjoy the benefits of indemnities made herein which are expressly stated to be in their favor. For the avoidance of doubt, the parties agree that the Persons referenced in the immediately preceding sentence will have the right to enforce such provisions directly against the applicable party.

Section 14.12 Binding Effect; Benefit. This Agreement will inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns.

Section 14.13 Assignment. This Agreement may not be assigned by any Purchased Company or Seller without the prior written consent of Purchaser Representative. This Agreement may not be assigned by any Purchaser without the prior written consent of Seller Representative; provided, however, that Seller Representative hereby consents to the collateral assignment of this Agreement to Purchasers’ lenders who are providing any debt financing necessary to consummate the transactions contemplated by this Agreement.

Section 14.14 Waiver of Trial by Jury. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 14.15 Consent to Jurisdiction. THIS AGREEMENT HAS BEEN EXECUTED AND DELIVERED IN AND WILL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF DELAWARE. EACH OF THE PARTIES HERETO AGREES TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE AND THE APPELLATE COURTS HAVING JURISDICTION OF APPEALS IN SUCH COURT (THE “COURT OF CHANCERY”) OR, TO THE EXTENT THE COURT OF CHANCERY DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE AND THE APPELLATE COURTS HAVING JURISDICTION OF APPEALS IN SUCH COURT (THE “DELAWARE FEDERAL COURT”) OR, TO THE EXTENT NEITHER THE COURT OF CHANCERY NOR THE DELAWARE FEDERAL COURT HAS SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE (THE “CHOSEN COURTS”), WITH RESPECT TO ANY PROCEEDING ARISING UNDER OR RELATING TO THIS AGREEMENT, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENTS THAT ALL SERVICES OF PROCESS BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO IT AT ITS ADDRESS AS SET FORTH IN Section 14.4, AND SERVICE SO MADE WILL BE DEEMED TO BE COMPLETED WHEN RECEIVED. EACH OF THE PARTIES HERETO WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, WAIVES ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER AND AGREES NOT TO COMMENCE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR TO OBTAIN ANY REMEDY WITH RESPECT HERETO EXCEPT IN THE CHOSEN COURTS. NOTHING IN THIS PARAGRAPH WILL AFFECT THE RIGHTS OF THE PARTIES HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING ANY PROCEEDING OF ENFORCEMENT OF ANY ORDER OR JUDGMENT ENTERED BY A CHOSEN COURT IN ANY OTHER COURT HAVING JURISDICTION.

Section 14.16 Governmental Reporting. Anything to the contrary in this Agreement notwithstanding, nothing in this Agreement will be construed to mean that a party hereto or other Person must make or file, or cooperate in the making or filing of, any return or report to any Governmental Authority in any manner that such Person or such party is advised by external legal counsel is not in accordance with Law.

Section 14.17 Headings. The headings contained in this Agreement are for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

Section 14.18 Legal Representation. Each of the parties to this Agreement acknowledges that Perkins Coie LLP (“PC”) currently serves as counsel to Purchased Companies, Sellers and Seller Representative, including in connection with the negotiation, preparation, execution and delivery of this Agreement, the other Transaction Documents and the consummation of the transactions contemplated by this Agreement. There may come a time, including after consummation of the transactions contemplated by this Agreement, when the interests of Purchased Companies, Sellers or Seller Representative may no longer be aligned or when, for any reason, any Purchased Company or Seller, Seller Representative or PC believes that PC can or should no longer represent Purchased Companies, Sellers and Seller Representative. The parties understand and specifically agree that PC may withdraw from representing Purchased Companies or Sellers and continue to represent Seller Representative (or any other Seller), even if the interests of Seller Representative (or such other Seller), and the interests of Purchased Companies or Sellers are or may be adverse, including in connection with any dispute arising out of or relating to this Agreement or the transactions contemplated by this Agreement, and even though PC may have represented Purchased Companies or Sellers in a matter substantially related to such dispute or may be handling ongoing matters for Purchased Companies, Sellers or any of their respective Affiliates, and each party hereby consents thereto and waives any conflict of interest arising therefrom. Each of the parties further agrees that, as to all communications among PC, any Purchased Company or Seller and Seller Representative (or any other Seller regarding the transactions contemplated by this Agreement), the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to Seller Representative and will not pass to or be claimed by either Purchased Company or any of their respective Affiliates. In addition, if the transactions contemplated by this Agreement are consummated, then Purchased Companies will have no right of access to or control over any of PC’s records related to the transactions contemplated by this Agreement, which will become the property of (and be controlled by) Seller Representative. Furthermore, in the event of a dispute between Seller Representative and either Purchased Company arising out of or relating to any matter in which PC acted for them both, none of the attorney-client privilege, the expectation of client confidence or any other rights to any evidentiary privilege will protect from disclosure to Seller Representative any information or documents developed or shared during the course of PC’s joint representation of Seller Representative and Purchased Companies.

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SIGNATURE PAGES TO ASSET AND EQUITY PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date indicated in the first sentence of this Agreement.

U.S. PURCHASER:

AMPLITUDE LASER, INC.

By:	/s/ Gilles Riboulet
Name:	Gilles Riboulet
Title:	Director and Treasurer

FRANCE PURCHASER:

AMPLITUDE TECHNOLOGIES, S.A.

By:	/s/ Gilles Riboulet
Name:	Gilles Riboulet
Title:	CEO and General Manager

EXCEL:

EXCEL TECHNOLOGY, INC.

By:	/s/ Robert John Buckley
Name:	Robert John Buckley
Title:	Director

CONTINUUM:

CONTINUUM ELECTRO-OPTICS, INC.

By:	/s/ Robert John Buckley
Name:	Robert John Buckley
Title:	Director

GSI GERMANY:

GSI GROUP EUROPE GMBH

By:	/s/ Robert John Buckley
Name:	Robert John Buckley
Title:	Geschäftsführer

GSI FRANCE:

GSI GROUP FRANCE S.A.S.

By:	/s/ Raymond Wigman
Name:	Raymond Wigman
Title:	President

GUARANTOR:

GSI GROUP INC.

By:	/s/ Robert John Buckley
Name:	Robert John Buckley
Title:	Chief Financial Officer